MISSISSIPPI VIEW HOLDING COMPANY
             Offer to Purchase For Cash Up to 222,000 Shares of its
                                  Common Stock
                      at a Purchase Price not in excess of
                     $21.50 nor less than $19.50 Per Share

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, MAY 11, 1998, UNLESS THE OFFER IS EXTENDED.

    Mississippi View Holding Company, a Minnesota corporation (the 'Company'), invites its shareholders to tender shares of its common stock, $0.10 par value per share (the 'Shares') at prices not in excess of $21.50 nor less than $19.50 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the 'Offer'). The Company will determine the single per Share price, not in excess of $21.50 nor less than $19.50 per Share, net to the seller in cash (the 'Purchase Price'), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 222,000 Shares (or such lesser number of Shares as are validly tendered at prices not in excess of $21.50 nor less than $19.50 per Share). All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE COMPANY OBTAINING THE FUNDS NECESSARY TO CONSUMMATE THE OFFER AND TO PAY ALL RELATED FEES AND EXPENSES. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. SEE 'THE OFFER--CERTAIN CONDITIONS OF THE OFFER.'

    The Shares are traded in the over-the-counter market ('OTC'). On March 31, 1998, the last full trading day in the OTC on which a sale was reported prior to the commencement of the Offer, the closing per Share sales price was $18.50. Shareholders are urged to obtain current market quotations for the shares. FOR INFORMATION REGARDING RECENT TRADING IN THE SHARES, SHAREHOLDERS MAY CALL MACKENZIE PARTNERS, INC. AT 1-800-322-2885. See 'The Offer--Price Range of Shares; Dividends.'

    Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to Registrar and Transfer Company (the 'Depositary'), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in 'The Offer--Procedures for Tendering Shares,' or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry delivery or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in 'The Offer--Procedures for Tendering Shares.' SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

    THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD, HAS UNANIMOUSLY APPROVED THE OFFER, HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHICH PRICE OR PRICES.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc. (the 'Information Agent'), at its address and telephone number set forth on the back cover of this Offer to Purchase.
                            ------------------------
              The Date of this Offer to Purchase is April 13, 1998

                                     SUMMARY

          This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price..........................................        The Company will select a single Purchase Price
                                                                which will be not more than $21.50 nor less than
                                                                $19.50 per Share.  All Shares purchased by the
                                                                Company will be purchased at the Purchase Price
                                                                even if tendered at or below the Purchase Price.
                                                                Each shareholder desiring to tender Shares must
                                                                specify in the Letter of Transmittal the minimum
                                                                price (not more than $21.50 nor less than $19.50 per
                                                                Share) at which such shareholder is willing to have
                                                                his or her Shares purchased by the Company.

Number of Shares to be Purchased........................        222,000 Shares (or such lesser number of Shares as
                                                                are validly tendered).

How to Tender Shares....................................        See "The Offer--Procedures for Tendering Shares."
                                                                Call the Information Agent or consult your broker for
                                                                additional assistance.

Brokerage Commissions...................................        None.

Stock Transfer Tax......................................        None, if payment is made to the registered holder.

Expiration and Proration Dates..........................        Monday, May 11, 1998, at 5:00 p.m., Eastern time,
                                                                unless extended by the Company.

Payment Date............................................        As soon as practicable after the termination of the
                                                                Offer.

Position of the Company and its
  Directors.............................................        Neither the Company nor its Board of Directors
                                                                makes any recommendation to any shareholder as to
                                                                whether to tender or refrain from tendering Shares.
                                                                The Company has been advised that none of its
                                                                directors or executive officers intends to tender any
                                                                Shares pursuant to the Offer.

Withdrawal Rights.......................................        Tendered Shares may be withdrawn at any time until
                                                                5:00 p.m., Eastern time, on Monday, May 11, 1998,
                                                                unless the Offer is extended by the Company, and,
                                                                unless previously purchased, after 12:00 Midnight,
                                                                Eastern time, on Monday, June 8, 1998.  See "The
                                                                Offer--Withdrawal Rights."



Odd Lots................................................        There will be no proration of Shares tendered by any
                                                                shareholder owning beneficially less than 100 Shares
                                                                as of April 8, 1998, who tenders all such Shares at or
                                                                below the Purchase Price prior to the Expiration Date
                                                                and who checks the "Odd Lots" box in the Letter of
                                                                Transmittal.  See "The Offer--Number of Shares;
                                                                Proration."

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                           --------------------------

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
INTRODUCTION..........................................................................................................4

SPECIAL FACTORS.......................................................................................................5

          1.     Background of the Offer..............................................................................5
          2.     Purposes of and Reasons for the Offer ...............................................................8
          3.     Fairness of the Offer ...............................................................................9
          4.     Opinion of Financial Advisor .......................................................................10
          5.     Plans for the Company After the Offer ..............................................................16
          6.     Certain Effects of the Offer........................................................................16
          7.     Interest of Directors and Executive Officers; Transactions and Arrangements
                    Concerning Shares................................................................................17
          8.     Certain Federal Income Tax Consequences.............................................................18
          9.     Dissenters' Rights..................................................................................20

THE OFFER............................................................................................................20

          1.     Number of Shares; Proration.........................................................................20
          2.     Procedures for Tendering Shares.....................................................................22
          3.     Withdrawal Rights...................................................................................26
          4.     Price Range of Shares; Dividends....................................................................27
          5.     Purchase of Shares and Payment of Purchase Price....................................................28
          6.     Certain Conditions of the Offer.....................................................................28
          7.     Extension of the Offer; Termination; Amendment......................................................30
          8.     Source and Amount of Funds..........................................................................30
          9.     Certain Information Concerning the Company..........................................................31
          10.    Effects of the Offer on the Market for Shares;
                       Registration under the Exchange Act...........................................................39
          11.    Fees and Expenses...................................................................................39

ADDITIONAL INFORMATION...............................................................................................40

MISCELLANEOUS........................................................................................................40

Schedule A................. Certain Information Concerning the Directors and Executive Officers of the Company

Annex I.................... Opinion of FinPro, Inc.
Annex II................... Financial Statements of Mississippi View Holding Company and Subsidiary

To the Holders of Common Stock of Mississippi View Holding Company:

                                  INTRODUCTION

          Mississippi View Holding Company, a Minnesota corporation (the "Company"), invites its shareholders to tender shares of its common stock, $0.10 par value per share (the "Shares") at prices, net to the seller in cash, not in excess of $21.50 nor less than $19.50 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single per Share price, not in excess of $21.50 nor less than $19.50 per Share (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 222,000 Shares (or such lesser number of Shares as are validly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration provisions.

          The Offer is conditioned upon, among other things, the Company obtaining the funds necessary to consummate the Offer and to pay all related fees and expenses (the "Financing Condition"). The Offer is not conditioned on any minimum number of shares being tendered. See "The Offer--Certain Conditions of the Offer."

          Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 222,000 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in "The Offer--Number of Shares; Proration") who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender at prices at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer). See "The Offer--Number of Shares; Proration." All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered such Shares.

          The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE "THE OFFER--PROCEDURES FOR TENDERING SHARES" OF THIS OFFER TO PURCHASE AND INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. The Company will pay all fees and expenses of Registrar and Transfer Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer--Fees and Expenses."

          The Company is the sponsor of three employee benefit plans (the "Stock Plans") which hold Shares: the Community Federal Savings and Loan Association of Little Falls Employee Stock Ownership Plan ("ESOP"); the Community Federal Savings and Loan Association of Little Falls Management Stock Bonus Plan ("MSBP"); and the Community Federal Savings and Loan Association of Little Falls Profit Sharing Plan ("Profit Sharing Plan"). Participants in each plan have the right to direct the Trustee to tender Shares in their accounts, to specify the price at which such Shares (if any) are to be tendered and to receive tender offer materials in connection therewith.

          THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED THE

OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHICH PRICE OR PRICES.

          On April 2, 1998, the Board of Directors of the Company approved the creation of a stock employee compensation trust (the "Trust") for the purpose of enabling the Company to pre-fund a portion of its obligations under certain of its employee benefit plans and to make an ongoing commitment to such employee benefit plans and the employees participating in them. Pursuant to its terms, the Trust is restricted from funding any liabilities of the Company related to future benefit plans which benefit directors of the Company. Pursuant to an agreement between the Company and the Trust dated April 10, 1998, the Company will sell to the Trust, in exchange for a note in an aggregate principal amount of $1,214,750 issued by the Trust to the Company, the number of Shares having a value of $1,214,750 based on the Purchase Price subject, however, to the Trust not purchasing more than 9.9% of the outstanding Shares. It is currently anticipated that the consummation of the sale of Shares to the Trust will occur on the day immediately following the Expiration Date.

          Assuming the maximum 222,000 Shares are purchased pursuant to the Offer and the sale of Shares to the Trust immediately after the Expiration Date, officers, directors, the ESOP, the MSBP and the Trust, in the aggregate, will own approximately 49.5% of the outstanding Shares. Consequently, the officers and directors will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the Offer. In addition, it will be more difficult to remove directors and change the management. See "Special Factors--Certain Effects of the Offer."

          The Special Committee was formed on April 2, 1998, for the purpose of reviewing and considering the creation of a stock employee compensation trust and stock repurchases by the Company. FinPro, Inc. ("FinPro"), financial advisor to the Special Committee and the Board, has delivered its opinion to the Special Committee and the Board of Directors to the effect that the Offer is fair, from a financial point of view, to the shareholders of the Company. A copy of this opinion is attached hereto as Annex I. Shareholders should read the full text of FinPro's opinion for a description of the assumptions made, matters considered and procedures followed in rendering such opinion. See "Special Factors--Opinion of Financial Advisor." See "Special Factors--Fairness of the Offer" for the various factors considered by the Special Committee in approving the Offer and in unanimously recommending that the Board approve the Offer.

          As of April 9, 1998, there were 736,864 Shares outstanding held by approximately 199 holders of record, and 92,860 Shares issuable upon exercise of stock options under the Company's stock option plans. The 222,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 30% of the outstanding Shares. The Shares are traded in the over-the-counter market ("OTC") with quotations available through the OTC Electronic Bulletin Board. Shareholders are urged to obtain current market quotations for the Shares. For trading information regarding the Shares, shareholders may call MacKenzie Partners, Inc. at 1-800-322- 2885. See "The Offer--Price Range of Shares; Dividends."

                                 SPECIAL FACTORS

          1.       Background of the Offer

          The Company was organized in November 1994 at the direction of Community Federal Savings and Loan Association of Little Falls (the "Association") in connection with the Association's conversion from the mutual to stock form (the "Conversion"). On March 23, 1995, the Association completed the Conversion and became a wholly owned subsidiary of the Company. The Conversion generated, through the issuance of common stock of the Company, $7.6 million of new capital to the Company, of which approximately $3.8 million was contributed to the Association, whose capital ratios prior to the Conversion had significantly exceeded all minimum federal regulatory capital requirements. Prior to the Conversion, the Association's total risk-based capital ratio was 20.08% which exceeded the minimum regulatory capital requirement of 8% by 12.08%. After the Conversion as of March 31, 1995, the Association's total risk-based capital ratio was 32.07%, exceeding the minimum regulatory capital requirement by 24.07%. The additional capital was raised through the Conversion due to regulations (the "Conversion Regulations") promulgated by the Office of Thrift Supervision (the "OTS") governing conversions from the mutual to stock form by savings associations. After the Conversion, the cash proceeds were invested in U.S. Government and federal agency securities.

          Due to the Offering of stock of the Company in connection with the Conversion and pursuant to the Conversion Regulations, the Company's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Conversion Regulations have required the Company to maintain such registration for a period of no less than three years from the consummation of the Conversion on March 23, 1995.

          Since the Conversion, management has attempted to deploy the additional capital in such a manner so as to maximize earnings. However, due to limited loan demand within the Association's market area, management has been unable to substantially increase the Association's loan portfolio. As of September 30, 1994, the Association's loans receivable, net was $44.2 million compared with $44.5 million as of December 31, 1997. Consequently, the cash proceeds from the Conversion have either been invested in mortgage-backed securities or have remained in U.S. Government and federal agency securities. Both mortgage-backed securities and U.S. Government securities typically have lower yields than substantially all loans contained in the Association's loan portfolio. The inability to invest the Conversion proceeds in higher yielding assets such as loans has adversely affected the Company's return on average equity. For the three months ended December 31, 1997, the Company's annualized return on average equity was 6.37% compared to 7.35% for the Comparable Group. For more information regarding the Comparable Group, see " --Opinion of Financial Advisor."

          The Company has considered the use of the excess capital to fund growth of the Association through branch acquisitions and/or acquisitions of other financial institutions. However, the Company has been unable to identify potential institutions and transactions which would meet the strategic goals of the Company or with terms which were acceptable. The Company may still consider such acquisitions after the Offer.

          In light of the above, the Company has taken efforts to reduce capital through the payment of dividends and the implementation of open market repurchase programs during the past three years. In fiscal years 1996 and 1997, the Company paid annual cash dividends of $0.16 per share. In addition, as of December 31, 1997, the Company had repurchased approximately 27% of the common stock sold in the Conversion. While such efforts have reduced capital, the Company still has excess capital which is adversely affecting the return on average equity. As of December 31, 1997, the Association's total risk-based capital ratio was 33.09%.

          In February 1998, management discussed with the Board of Directors a proposal to repurchase stock by means of an issuer tender offer. The Board discussed the matter at such meeting and instructed management to obtain further information from counsel regarding the structure, timing and costs of such an offer. At the Board of Director's meeting in March 1998, the Board was advised of management's review of issuer tender offers and provided a memorandum from counsel. The Board considered that the Conversion Regulations have restricted the amount and timing of stock repurchases conducted by the Company during the past three years and that such restrictions would be lifted on March 23, 1998, the third anniversary of the consummation of the Conversion. Absent such restrictions, the Board discussed the possibility of a one-time repurchase of a large block of stock in order to reduce excess capital and possibly save costs. Management also discussed with the Board of Directors a proposal to create a stock employee compensation trust ("SECT") to fund existing stock compensation plans and future stock compensation plans. The Board instructed management to consult with counsel regarding the advantages, disadvantages and mechanics of such a trust. After the meeting, management had further discussions with counsel regarding issuer tender offers and SECTs.

          On April 2, 1998, the Board of Directors of the Company established the Special Committee. The members appointed to the Special Committee were Peter Vogel and Wallace R. Mattock. In addition, the Board authorized management to create a SECT on behalf of the Company. In so authorizing management, the Board considered the anticipated effects on future compensation expenses and on the voting power to be held by affiliates resulting from the creation of a SECT. Based on a review of liquidity, the average rate on earning assets and return on equity as well as other factors, the Board authorized management to prepare terms of an issuer tender offer and propose such terms to the Special Committee for its review and consideration.

          The Special Committee met on April 8, 1998 to act on organizational matters and review and consider the proposed transaction. At that meeting the Special Committee ratified the selection of FinPro, as financial advisor, and directed counsel to, and counsel did by letter dated April 10, 1998, instruct the Board that any proposals from third parties relating to an acquisition of the Company should be referred to the Special Committee for its consideration and recommendation. The Special Committee then invited a representative from FinPro into the meeting, by teleconference, and received an analysis from FinPro of the estimated trading value of the Shares based on a comparable trading analysis, acquisition analysis and a discounted cash flow analysis. FinPro then presented an analysis of multiples to trading value for comparable issuer tender offers by similar financial institution holding companies. Members of the Special Committee asked questions of counsel and FinPro regarding the methodologies used by FinPro, the ramifications of third party offers and the effect on the value of Shares held by remaining shareholders. The Special Committee then invited a representative of management into the meeting and discussed the potential need for financing and the likelihood of obtaining financing, the possibility of increasing the dividend to the Company from the Association and the need for regulatory approval and the size of the repurchase in light of aggregate costs.

          On April 9, 1998, the Special Committee met with FinPro, counsel and a management representative. At such meeting FinPro presented a booklet containing its analysis of the Company, the Offer and the methodologies it employed. The Special Committee asked questions regarding FinPro's presentation regarding the extent to which growth potential was considered, the adjustments made to FinPro's acquisition analyses and the effect of the Offer on future earnings per Share. FinPro provided the Special Committee with its recommendation regarding the pricing of the Offer and the Special Committee questioned FinPro's analyses regarding the selection of members of the comparable groups, the effect of the current illiquidity in the Shares and the short-term and long-term Share price potential after successful completion of such an offer. FinPro stated that it was prepared to render its opinion that the Offer (based on the range it recommended) was fair from a financial point of view to the shareholders of the Company. The Special Committee, by unanimous vote, determined to accept FinPro's recommended pricing and to recommend that the Board of Directors approve the Offer as fair and in the best interests of the Company and its shareholders.

          The Board of Directors met after the Special Committee meeting on April 9, 1998, with all directors in attendance. The proposed offer with a price range of $19.50 to $21.50 was presented. The Board reviewed the opinion of FinPro, the recommendation of the Special Committee and the terms of the Offer, including the sale of Shares to the Trust, and determined to approve the Offer as fair and in the best interests of the Company and its shareholders.

          2.       Purposes of and Reasons for the Offer

          The Company is making the Offer to promote its long-term objectives of
(1) remaining a locally owned financial institution committed to the convenience and needs of the communities served by the Association, and (2) providing a fair financial return to its shareholders as well as providing those shareholders who desire to sell their Shares an opportunity to do so at a fair price. The Company has recognized that since the Shares were delisted from the Nasdaq SmallCap Market on March 17, 1998, there is no established market for the Shares and limiting opportunities for shareholders to sell their Shares. The Company also believes that its purchase of Shares represents an attractive long-term investment that will benefit the Company and its remaining shareholders.

          The Offer is designed to reposition the Company's balance sheet to increase return on equity and earnings per share by redeploying a portion of the Company's equity capital. In addition, the Offer will offset the earnings per share dilution which would otherwise result from the issuance of Shares to the Trust, as referred to above. Following completion of the Offer, the Company and the Association, will continue to have strong capital positions and will continue to qualify as "well capitalized" institutions under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvements Act of 1991. On a pro forma basis as of December 31, 1997, giving effect to the Offer at the maximum Purchase Price of $21.50 per Share and assuming acceptance of the maximum number of Shares in the Offer, the Company would have had an equity to assets ratio of 12.07%, and the Association would have had a total risk-based capital ratio of approximately 20.10% and a leverage ratio of approximately 10.38%.

          The Offer will enable shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. The Offer may provide shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $21.50 nor less than $19.50 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, Odd Lot Holders whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs of the Company for services to shareholders may be reduced. For shareholders who do not tender, there is no assurance that the price of the stock will not trade below the price currently being offered by the Company pursuant to the Offer. For shareholders who do tender, the trading price of stock may increase as a result of the Offer or an unexpected acquisition at a premium could occur in the future. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment for any acquisition transaction for approximately the next two years.

          THE BOARD OF DIRECTORS, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

          Shares the Company acquires pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further shareholder action (except as required by applicable law). Such Shares could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses or the raising of additional capital for use in the Company's business.

          3.       Fairness of the Offer

          The Company. The Special Committee of the Board, designated by the Board on April 2, 1998, and the Board upon the recommendation of the Special Committee, each unanimously approved the Offer as fair and in the best interests of the Company and its shareholders.

          The Special Committee took into account a number of factors, including the following, in concluding to approve the Offer:

                   (i) The opinion delivered to the Special Committee by FinPro, financial advisor to the Special Committee, that the consideration to be received in the Offer is fair, from a financial point of view, to the Company's shareholders, and the oral and written presentations of FinPro supporting this opinion. A copy of FinPro's opinion is attached to this Offer to Purchase as Annex I and should be read in its entirety by each shareholder. For a description of the information presented by FinPro to the Special Committee, see "--Opinion of Financial Advisor"

                   (ii) The financial condition and results of operations of the Company, including the earnings per Share and capital levels of the Company for fiscal year 1997 and the first three months of fiscal year 1998.

                   (iii) The capital of the Company and the Association after the payment of a dividend to the Company by the Association and the Company's purchase of 222,000 Shares in the Offer would remain significantly in excess of minimum capital requirements. The following table sets forth (a) the Association's capital ratios as of December 31, 1997 and as adjusted to give effect to the purchase of 222,000 Shares, and (b) the minimum capital ratios for savings associations required by the OTS;

                             As of December 31, 1997
                             -----------------------

         Ratio                         Historical      As Adjusted     Minimum
         -----                         ----------      -----------     -------

Tangible capital ratio                    16.36%          10.38%         1.50%

Leverage capital ratio                    16.36           10.38          3.00

Total risk-based capital ratio            33.09           20.10          8.00

                   (iv) The percentage by which the per Share price to be paid in the Offer exceeds recent trading prices and estimated trading values. See "--Opinion of Financial Advisor."

                   (v) Various financial ratios of the Company compared to those of comparable companies, including particularly comparisons of return on equity and equity-to-assets ratio. See "--Opinion of Financial Advisor."

                   (vi) The likelihood that the transaction would be consummated.

                   (vii) The fact that the public shareholders would be able to participate in the Offer by selling a portion of their Shares and have the opportunity to participate in any future growth of the Company following consummation of the Offer. The Special Committee also is aware that certain members of management of the Company will benefit from any increase in the value of the Company following the Offer by virtue of the equity interest they will have in the Company following the Offer. The Special Committee recognizes that because of the equity interests in the Company which certain members of management of the Company have or are expected to acquire following the Offer, such persons have conflicts of interest in connection with the Offer. See "Interests of Certain Persons in the Offer." Accordingly, the Special Committee considered the Company's results of operations and future growth opportunities in light of these factors.

                   (viii) The Company's payment of a dividend to the Company to purchase Shares in the Offer would not require prior approval by the OTS.

          Among the reasons for the Special Committee reaching its decision to approve the Offer were the following: that recent return on average equity of the Company had not shown substantial improvement; that the future prospects of the Company, particularly low growth potential; that the per Share consideration in the Offer was at a premium over the recent trading price and such premium, on a percentage basis, appeared generally comparable to, or in excess of, premiums, in other recent issuer tender offers; that based in part upon the written and oral presentations of FinPro, including the opinion of FinPro referred to above, the Special Committee concluded that the consideration in the Offer was fair to the shareholders of the Company; that based upon the various financial ratios of the Company compared to those of comparable companies in the FinPro presentation, the consideration in the Offer was fair to the shareholders of the Company; that based upon the Offer is a voluntary transaction in which shareholders of the Company may or may not participate; that the use of all-cash consideration means that the value of the consideration received by the shareholders would not be dependent on the future performance of the Company; and that, given the financial condition and capital levels of the Association, there is a significant likelihood that the Offer would be consummated. The Special Committee did not take into consideration the book value of the Company because it believed that book value did not reflect the fair value of the Company and because book value was substantially lower than the values resulting from any of the analyses of FinPro.

          In making its determination that the Offer is fair and in the best interests of the shareholders of the Company, the Board considered, among other things, the opinion of FinPro, the recommendation of the Special Committee, and the factors considered by the Special Committee.

          In view of the wide variety of factors considered in connection with its evaluation of the Offer, each of the Special Committee and the Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.

          The Offer does not require the approval of a majority of unaffiliated security holders. All directors, including the directors who are not employees of the Company, have approved the Offer. The non-employee directors, who comprise a majority of the Board of Directors, have not retained an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating terms of the Offer.

          It is expected that if Shares are not accepted for payment by the Company in the Offer, the Company's current management, under the general direction of the Company's Board of Directors, will continue to manage the Company as an ongoing business.

          The Trust. The Trust believes that the Offer is fair to shareholders. This determination is based upon the conclusions as to fairness reached by the Special Committee, the Board of Directors, and FinPro's fairness analysis and opinion.

          4.       Opinion of Financial Advisor

          As of April 2, 1998 the Company retained FinPro, a financial consulting firm, on the basis of its experience, to render a written fairness opinion to the Board of Directors and shareholders of the Company. FinPro, Inc. has been in the business of consulting for the banking industry for ten years, including the appraisal and valuation of banking institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the banking and thrift market on a national and regional level. FinPro reviewed the terms of the Offer including governance matters. Except as described herein, FinPro is not affiliated in any way with the Company or its respective affiliates.

          On April 9, 1998, in connection with its consideration of the Offer, FinPro issued an Opinion to the Board of Directors of the Company that, in its opinion as financial consultants, the terms of the share repurchase as provided in the Offer are fair and equitable, from a financial perspective, to the Company and its shareholders. This opinion is based upon conditions as they existed on April 2, 1998. A copy of the opinion is attached as Annex I to this Offer to Purchase and should be read in its entirety by the Company shareholders. FinPro's written opinion does not constitute an endorsement of the Offer or a recommendation to any shareholder to tender their shares.

          In rendering its opinion, FinPro reviewed certain publicly available information concerning the Company, including its audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, FinPro reviewed: (i) the Offer; (ii) the most recent external auditor's reports to the Boards of Directors; (iii) the December 31, 1997 Report of Condition and Income;
(iv) the most recent regulatory report, compliance report and Community Reinvestment Act Report; (v) the most recent annual report (10k); (vi) the internal loan classification list, OREO list and Delinquency list; (vii) details on stock price performance; (viii) the budget and long range operating plan; and
(ix) details on the ESOP and MSBP. FinPro conducted an off-site review of the Company's historical performance and current financial condition.

          In addition, FinPro discussed with the management of the Company the relative operating performance and future prospects for the Company, primarily with respect to the current level of their earnings and future expected operating results, giving weight to FinPro's assessment of the future of the banking industry and the Company's performance within the industry. FinPro compared the results of operation of the Company with the results of operation of all Minnesota thrifts and to those of a Comparable Group selected by FinPro on the basis of similarity with the Company.

                                                          At or For the Three Months Ended December 31, 1997
                                                    --------------------------------------------------------------
                                                    The Company      Comparable Group Median       National Median
                                                    -----------      -----------------------       ---------------
Balance Sheet Data

Gross Loans to Deposits.........................        82.66%               107.56%                     96.56%
Total Net Loans to Assets.......................         66.10                 73.28                      69.92
Deposits to Assets..............................         79.96                 69.59                      71.94
Borrowed Funds to Assets........................          0.00                  9.58                      12.83

Capital

Equity to Assets................................         18.18                 18.26                      10.51
Tangible Equity to Assets.......................         18.18                 18.26                      10.45
Intangible Assets to Equity.....................          0.00                  0.00                       0.00
Regulatory Core Capital to Assets...............         16.36                 15.12                       9.16
Equity + Reserves to Assets.....................         19.44                 18.47                      11.19
Total Capital to Risk Adjusted Assets...........         33.09                 26.83                      17.62

Growth

Asset Growth....................................         (7.20)                 4.77                       8.35
Loan Growth.....................................          1.39                 11.99                      10.87
Deposit Growth..................................         (2.62)                 2.60                       5.38

Asset Quality

Non-Performing Loans to Loans...................          0.65%                 0.27%                      0.62%
Reserves to Non-Performing Loans................        290.24                 64.36                     122.13
Non-Performing Assets to Assets.................          0.43                  0.23                       0.49
Non-Performing Assets to Equity.................          2.38                  1.17                       4.41
Reserves to Loans...............................          1.90                  0.44                       0.81
Profitability
Return on Assets................................          1.08                  1.25                       0.92
Return on Equity................................          6.37                  7.35                       8.22

Income Statement

Net Interest Margin.............................          3.91%                 3.59%                      3.48%
Interest Income to Average Assets...............          7.48                  7.35                       7.39
Interest Expense to Average Assets..............          3.62                  3.83                       4.14
Net Interest Income to Average Assets...........          3.85                  3.49                       3.31
Noninterest Income to Average Assets............          0.25                  0.19                       0.33
Noninterest Expense to Average Assets...........          2.35                  2.36                       2.18
Efficiency Ratio................................         57.68                 55.45                      58.36

---------------
Source: SNL Securities as of April 2, 1998 with financial data from the most recent quarter available

          Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variable differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

          FinPro analyzed the total purchase price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable trading multiples, comparable sales multiples, net present value, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 12%.

          Net Asset Value. Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discount to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by FinPro to the net asset value method of valuation.

          Market Value. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trading data is available, the market value deserves greater weight than the net asset value and similar emphasis as the investment value as discussed below.

          FinPro maintains substantial files concerning the trading prices and acquisition prices paid for thrifts and banking institutions nationwide. The database includes transactions involving national thrift organizations, Minnesota thrift organizations and thrift organizations in the Midwest region of the United States over the last five years. Organized by different peer groups, the data presents averages of financial performance, trading levels and purchase price levels, thereby facilitating a valid comparative pricing analysis. In analyzing the transaction value of the Company, FinPro has considered the market approach and has evaluated price to equity and price to earnings multiples of all national, Minnesota, the Comparable Group and Regional banking organizations with assets less than $100 million.

          a. Comparable Trading Multiples. FinPro calculated an "Adjusted Book Value" of $23.06 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 136.85% for Comparable savings organizations using trading data as of April 2, 1998. FinPro calculated an "Adjusted Book Value" of $27.16 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 161.16% for national savings organizations using trading data as of April 2, 1998. FinPro calculated an "Adjusted Book Value" of $22.55 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 133.81% for Minnesota savings organizations using trading data as of April 2, 1998. FinPro calculated an "Adjusted Book Value" of $21.25 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 126.12% for institutions less than $100 million in asset size using trading data as of April 2, 1998.

          FinPro calculated an "Adjusted Earnings Value" of $18.01 per share, based on the Company's fully diluted unadjusted last twelve months earnings ending December 31, 1997 and the median price to earnings multiple of 18.96 for Comparable savings organizations using trading data as of April 2, 1998. FinPro calculated an "Adjusted Earnings Value" of $19.77 per share, based on the Company's fully diluted unadjusted last twelve months earnings ending December 31, 1997 and the median price to earnings multiple of 20.81 for national savings organizations using trading data as of April 2, 1998. FinPro calculated an "Adjusted Earnings Value" of $18.65 per share, based on the Company's fully diluted unadjusted last twelve months earnings ending December 31, 1997 and the median price to earnings multiple of 19.63 for Minnesota savings organizations using trading data as of April 2, 1998. FinPro calculated an "Adjusted Earnings Value" of $21.86 per share, based on the Company's fully diluted unadjusted last twelve months earnings ending December 31, 1997 and the median price to earnings multiple of 23.01 for institutions less than $100 million in asset size using trading data as of April 2, 1998.

          The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of the Company. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

          b. Comparable Sales Multiples. FinPro calculated an "Adjusted Book Value" of $26.68 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 158.33% for Comparable savings organizations sold between April 2, 1997 and April 2, 1998. FinPro calculated an "Adjusted Book Value" of $31.27 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 185.60% for national savings organizations sold between April 2, 1997 and April 2, 1998. FinPro calculated an "Adjusted Book Value" of $25.55 per share, based on the Company's fully diluted December 31, 1997 equity and the median price to book multiple of 151.65% for savings organizations less than $100 million in asset size sold between April 2, 1997 and April 2, 1998.

          FinPro calculated an "Adjusted Earnings Value" of $24.02 per share, based on the Company's fully adjusted last twelve month ended December 31, 1997 earnings and the median price to last twelve months earnings multiple of 25.28 for Comparable savings organizations sold between April 2, 1997 and April 2, 1998. FinPro calculated an "Adjusted Earnings Value" of $21.26 per share, based on the Company's fully adjusted last twelve month ended December 31, 1997 earnings and the median price to last twelve months earnings multiple of 22.38 for national savings organizations sold between April 2, 1997 and April 2, 1998. FinPro calculated an "Adjusted Earnings Value" of $21.25 per share, based on the Company's fully adjusted last twelve month ended December 31, 1997 earnings and the median price to last twelve months earnings multiple of 22.37 for savings organizations less than $100 million in asset size sold between April 2, 1997 and April 2, 1998.

          The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of the Company. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

          Investment Value. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, and the return on investment analysis, which are discussed below.

          a. Net Present Value Analysis. The investment of earnings value of any banking organization's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of no less than ten years and the residual value which assumes the sale of the organization in the tenth year, and an appropriate capitalization rate (the net present value discount rate). FinPro's computations were based on an analysis of the banking industry, the economic and competitive situations in the Company's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings," equaled $20.00 per share.

          b. Return on Investment Analysis. Return on investment (ROI) analysis assumes the formation of a bank holding company and analyzes the ten year ROI of an equity investment equal to the Company's book value at December 31, 1997, assuming a constant return on equity of 5.96%, with a liquidation at book value in the year 2007, as opposed to a sale at 25.7 times projected earnings for the year 2007. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and non-financial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI, assuming a constant return on equity of 5.96% with liquidation at book value in 2007, is 5.96%, and sale at 25.7 projected earnings in 2007, is 9.86%.

          Price Equity Index Analysis. Furthermore, a price level indicator, the equity index, may be used to confirm the validity of the transaction value. The equity index adjusts the price to equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of differing levels of equity capital. The equity index is derived by multiplying the price to equity multiple by the equity-to-assets ratio. The following table sets forth the average price equity indexes for all Minnesota public thrifts, for all Comparable public thrifts, and for the Company for the years 1997, 1996 and 1995.

                                  1997               1996               1995
                              equity index       equity index       equity index
                              ------------       ------------       ------------
Mississippi View                  0.2008              0.1510            0.1506
Comparables                       0.1963              0.1790            0.2080
Minnesota                         0.2026              0.1716            0.1506
Purchase Price at $19.50          0.2038
Purchase Price at $21.50          0.2247

          Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In FinPro's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio ranges between and 102.56% (at $19.50 per share) to 93.02% (at $21.50 per share) for the Company, which falls within FinPro's expected range. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

          When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed transaction is fair.

          FinPro considered this transaction as a trading valuation rather than a merger or a purchase. Consideration was given to the levels of earnings per share, equity per share and dividends per share appreciation or dilution percentages. To justify the fairness of the transaction for the Company shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for the Company shareholders. FinPro projected that the Company shareholders will have a higher level of earnings per share, equity per share and dividends per share after the transaction. The primary focus has been on short-term and long-term earnings per share, equity per share and dividends per share appreciation potential for the Company shareholders.

          The Company did not impose any limitations upon the scope of the investigation to be performed by FinPro in formulating its Opinion. In rendering its Opinion, FinPro did not independently verify the asset quality and financial condition of the Company, but instead relied upon the data provided by or on behalf of the Company to be true and accurate in all material respects.

          For its services as independent financial analyst of the transaction, including the rendering of its Opinion referred to above, the Company has paid FinPro aggregate fees of approximately $20,000 including out-of-pocket expenses.

          5.       Plans for the Company After the Offer

          It is expected that following the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted by management. Except for the Offer and as otherwise described in this Offer to Purchase, the Company does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any changes in the Company's capitalization or any other change in the Company's corporate structure or business or the composition of its management. However, the Company will continue to review its business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions and/or branching.

          Following completion of the Offer, the Company may repurchase additional Shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. The Company expects to obtain an exemption from the Commission from compliance with the requirements of Rule 13e-4 to the extent necessary to permit the sale of Shares to the Trust at or shortly after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

          6.       Certain Effects of the Offer

          Impact on Tendering Shareholders. Shareholders who sell Shares to the Company in response to the Offer will receive the Purchase Price in cash. The sale of Shares in response to the Offer will have federal income tax consequences to the selling shareholders and may have tax consequences under applicable federal, state, local and other tax laws. See "--Certain Federal Income Tax Consequences."

          Impact on Non-Tendering Shareholders. The purchase of Shares as a result of the Offer will decrease the Company's shareholders' equity per Share because the Purchase Price will be greater than the Company's shareholders' equity per Share of $16.85 at December 31, 1997. The Shares purchased by the Company pursuant to the Offer will be held in the Company's treasury and will constitute authorized but unissued Shares.

          If the Company purchases Shares pursuant to the Offer with funds received as dividends from the Association, the capital ratios of the Association will be reduced but will continue to exceed the minimum capital ratios required by the OTS. See "--Fairness of the Offer." To the extent the Company utilizes borrowings to purchase Shares pursuant to the Offer, the consolidated indebtedness of the Company following the Offer will be greater than that of the Company prior to the Offer. The Company does not anticipate any change to the current dividend policy, however, there can be no assurance that dividends will be paid in the future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of the Company, regulatory restrictions applicable to financial institutions, as well as other factors the Board of Directors may deem relevant.

            The purchase of Shares by the Company will increase the percentage ownership of Shares held by non-tendering shareholders. The Offer may reduce the number of Shares that might otherwise be traded publicly and, depending upon the number of Shares purchased pursuant to the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares were delisted from the Nasdaq SmallCap Market on March 17, 1998. The Shares are currently traded in the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. Consummation of the Offer will further reduce the liquidity of the Shares. There can be no assurance that shareholders will be able to find willing buyers for their shares after the Offer.

          The Company is required to file periodic reports with the Commission pursuant to Section 13 of the Exchange Act. Regardless of the results of the Offer, the Company plans to apply to the Commission to suspend this duty since the number of its shareholders is currently less than 300 holders of record. Termination of the Company's reporting duty would substantially reduce the public information available concerning the Company. The reduction of such public information may adversely effect option holders' ability to exercise their options or resell such underlying securities as well as the ability of affiliates of the Company to resell Shares held by them. Such termination will, however, decrease the Company's non-interest expenses.

          To the extent that officers and directors of the Company do not tender their Shares, the percentage ownership in the Company represented by their Shares will increase in proportion to the reduction in the number of Shares outstanding. See "Schedule A--Directors and Executive Officers." It is currently expected that after consummation of the Offer the officers, directors, the ESOP, the MSBP, and the Trust will own, in the aggregate, 49.5% of the outstanding Shares. Therefore, the Company's officers and directors will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the Offer's consummation. After the Offer, it will be more difficult to remove directors and change the Company's management.

          7. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

          As of April 9, 1998, the Company's directors and executive officers as a group beneficially owned (including pursuant to options) an aggregate of 209,894 Shares (approximately 28.48% of the outstanding Shares including Shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 92,860 Shares as of April 9, 1998 subject to stock options which are held by executive officers and directors.

          Except as set forth in "Schedule A--Certain Transactions Involving Shares," neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

          Except for outstanding options to purchase Shares granted from time to time over recent years to certain employees (including executive officers) and directors of the Company pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

          The officers and directors have advised the Company that they do not intend to tender any Shares pursuant to the Offer. Assuming the Company purchases 222,000 Shares pursuant to the Offer and the sale of Shares to the Trust, the percentage of Shares outstanding held by executive officers, directors, the ESOP, the MSBP and the Trust would be approximately 49.5% of the outstanding Shares immediately after the Offer (including Shares issuable upon exercise of options held by executive officers and directors).

          8.       Certain Federal Income Tax Consequences

          General. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to domestic shareholders of sales of stock pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder nor any relevant foreign, state, local or other tax laws. Certain shareholders (including, but not limited to, insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. The discussion is based on laws, regulations, rulings and court decisions currently in effect as of the date of this Offer to Purchase, all of which are subject to change. The Company intends that, under the terms of the Offer, sales of Shares will be completed in 1998 and shareholders will receive payment for purchased Shares in 1998. In that event, shareholders will report the sale of Shares pursuant to the Offer in 1998 for tax purposes. In the event that sales are not completed this year and/or shareholders receive payments for Shares in 1999, shareholders may be required to report the sale of Shares pursuant to the Offer in 1999 for tax purposes. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Internal Revenue Service (the "Service") with respect to the tax matters discussed herein. Prior to tendering any Shares pursuant to the Offer, each shareholder is strongly advised to consult with their own tax advisor as to the particular tax consequences of the Offer to such shareholder, including the application of foreign, state, local, or other tax laws.

          In general, a sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes. Such sale will constitute a "redemption" within the meaning of Section 317 of the Internal Revenue Code of 1986, as amended (the "Code"). Each tendering shareholder will recognize either gain or loss from a sale of Shares or dividend income, depending upon the application of Section 302 of the Code to the shareholder's particular facts and circumstances. If the redemption qualifies as a sale of Shares under Section 302, the cash received pursuant to the Offer will be treated as a distribution from the Company in part or full payment in exchange for the Shares surrendered ("Sale Treatment"). Sale Treatment will result in the shareholder's recognizing gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered. If the redemption does not qualify for Sale Treatment, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income, in an amount equal to the cash received pursuant to the Offer ("Dividend Treatment").

          Sale Treatment. Under Section 302 of the Code, a sale of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such sale of Shares (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is a "substantially disproportionate redemption" with respect to the shareholder, or
(iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, shareholders must take into account not only Shares that they actually own, but also any Shares that they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to these constructive ownership rules, shareholders will be treated as owning a certain amount of (i) Shares held by certain family members, including the shareholder's spouse, children, grandchildren, and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary, (iii) Shares owned by an estate of which the shareholder is a beneficiary, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock and (vi) Shares that the shareholder can acquire by exercise of an option or similar right.

          A shareholder's sale of Shares pursuant to the Offer will generally result in a "complete redemption" of all the shareholder's stock in the Company if, pursuant to the Offer, the Company purchases all of the Shares actually owned by the shareholder and subsequently the shareholder does not constructively own any Shares. If the shareholder's sale of Shares pursuant to the Offer would satisfy the complete redemption requirement but for the shareholder's constructive ownership of Shares held by certain family members, such shareholder may, under certain circumstances, be entitled to waive such constructive ownership, provided the shareholder complies with the provisions of
Section 302(c) of the Code. If the shareholder actually owns no Shares after selling his or her Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive constructive ownership of Shares owned by certain family members, that redemption of Shares would generally qualify as a "complete redemption."

          A shareholder's sale of Shares pursuant to the Offer will generally be a "substantially disproportionate redemption" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder compared to all the outstanding Shares of the Company immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares sold by all the shareholders pursuant to the Offer) is less than 80% of the percentage of Shares actually and constructively owned by the shareholder compared to all the outstanding Shares of the Company immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares sold by the shareholders pursuant to the Offer). If the Trust Shares were treated as outstanding immediately after the redemption, then the sale of Shares pursuant to the Offer would be "substantially disproportionate" with respect to a stockholder only if such stockholder's actual and constructive ownership of the voting stock of the Company after the sale of Shares pursuant to the Offer (treating the Trust Shares as outstanding) were also less than 80% of the stockholder's actual and constructive percentage ownership of the voting stock of the Company immediately before the purchase of Shares pursuant to the Offer and the issuance of the Trust Shares. This test will be applied to each shareholder individually, regardless of the effect of the redemption on the other shareholders.

          A shareholder's sale of Shares pursuant to the Offer will generally "not be essentially equivalent to a dividend" if, as a result of the sale of Shares pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his proportionate interest in the Company, including the shareholder's voting rights, participation in earnings, and liquidation rights and taking into account the constructive ownership rules. The Service has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over company affairs may constitute a "meaningful reduction" in the shareholder's interest in the company. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend."

          Shareholders should be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a shareholder can be given no assurance, even if he tenders all of his

Shares, that the Company will purchase a sufficient number of such Shares to permit him to satisfy any of the foregoing tests. Shareholders should also be aware that it is possible that, depending on the facts and circumstances, an acquisition or disposition of Shares in the market or to other parties as part of an integrated plan may be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are strongly advised to consult with their own tax advisors with regard to whether acquisitions from sales to third parties, including market sales, may be so integrated. Subsequent open market purchases by the Company may also be taken into account in determining whether any of the foregoing tests is satisfied. It is also possible that the issuance of the Trust Shares will be taken into account.

          If any of the above three tests is satisfied by a tendering shareholder, such shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares acquired at the same time in a single transaction), and will be capital gain or loss, assuming the Shares were held by the shareholder as a capital asset. Capital gain or loss will qualify as long-term capital gain or loss if, at the time the Company accepts the Shares for payment, the Shares were held by the shareholder for more than eighteen (18) months.

          Dividend Treatment. If none of the three foregoing tests are satisfied, the tendering shareholder generally will be treated as having received a dividend, taxable as ordinary income, in an amount equal to the total cash received by the shareholder pursuant to the Offer, provided the Company has sufficient accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of all distributions pursuant to the Offer, if any, that are treated as dividends. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, such shareholder's tax basis in any Shares which the shareholder actually or constructively retains after consummation of the Offer will be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

          Treatment of Dividend Income for Corporate Shareholders. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt-financed portfolio stock." The Company believes that the Offer will not result in a pro rata distribution to all shareholders. Consequently, dividends received by corporate shareholders pursuant to the Offer will probably be treated as "extraordinary dividends" as defined by Section 1059 of the Code. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

          SEE "THE OFFER--PROCEDURES FOR TENDERING SHARES" WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

          9.       Dissenters' Rights

          No dissenters' rights are available to shareholders in connection with the Offer under applicable Minnesota law.

                                    THE OFFER

          1.      Number of Shares; Proration.

          Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 222,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with "--Withdrawal Rights") prior to the Expiration Date (as defined below) at prices not in excess of $21.50 nor less than $19.50 net per Share in cash. The term "Expiration Date" means 5:00 p.m., Eastern time, on Monday, May 11, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

          The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $21.50 nor less than $19.50 per Share) that it will pay for Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a single per Share Purchase Price that will allow it to buy 222,000 Shares (or such lesser number as are validly tendered at prices not greater than $21.50 nor less than $19.50 per Share) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 222,000 Shares pursuant to the Offer.

          If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, decreases the number of Shares being sought, or incurs dealer manager soliciting fees and
(ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in "--Extension of the Offer;Termination; Amendment," the Offer will be extended for at least ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

          This Offer is conditioned upon, among other things, the Company obtaining the funds necessary to consummate the Offer and to pay all related fees and expenses. The Offer is not conditioned on any minimum number of shares being tendered. See "--Certain Conditions of the Offer."

          In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $21.50 nor less than $19.50 per Share, at which they are willing to sell their Shares to the Company. Shares validly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

          Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 222,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares on the basis set forth below:

          (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:


                  (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

                  (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) second, after purchase of all of the foregoing Shares, all other Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

          Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, as of the close of business on April 8, 1998 and as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in "--Procedures for Tendering Shares." As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

          The Company also reserves the right, but will not be obligated, to purchase all Shares validly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

          Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven over-the-counter ("OTC") trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

          This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

          2.      Procedures for Tendering Shares.

          Valid Tender of Shares. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry delivery set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern time, on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or
(b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

          IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED, PROVIDED THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS VALIDLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

          In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in "--Number of Shares; Proration."

          Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or The Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor institution (bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 promulgated under the Exchange Act (an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

          In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

          Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to a book-entry transfer facility does not constitute delivery to the Depositary.

          Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to shareholders for Shares purchased pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the shareholder's correct taxpayer identification number and provide certain other information by completing the substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 12 and 13 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see "Certain Federal Income Tax Consequences."

          Withholding For Foreign Shareholders. The Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001 (or any related successor form). For this purpose, a foreign shareholder is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224 (or any related successor form). The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid excess withholding. A foreign shareholder may be eligible to obtain a refund of tax withheld if such shareholder meets one of the three tests for sale treatment described in "Certain Federal Income Tax Consequences" or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

          Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates are not immediately available (or the procedures for book-entry delivery cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives by hand, mail, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry delivery of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three OTC trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

          If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry delivery at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

          Employee Stock Ownership Plan. As of April 9, 1998, the ESOP owned 80,639 Shares of which 24,192 Shares were allocated to the accounts of the participants. Shares allocated to participants' accounts will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder ("ERISA"), be tendered by the Trustee of the plan according to the instructions of participants to the Trustee. Decisions as to whether to tender Shares not allocated to participants' accounts will be made by the Trustee subject to the terms of the plan and ERISA. The Trustee will make available to the participants whose accounts hold allocated Shares all documents furnished to the shareholders in connection with the Offer generally and will provide additional information in a separate letter with respect to the operations of the Offer to the participants of the ESOP. Each participant will also receive a form upon which the participant may instruct the Trustee regarding the Offer. Each participant may direct that all, some or none of the Shares allocated to the participant's account be tendered. Participants will also be afforded withdrawal rights. See "--Withdrawal Rights."

          Under ERISA the Company will be prohibited from purchasing any Shares from the ESOP (including Shares allocated to the accounts of participants) if the Purchase Price is less than the prevailing market price of the Shares on the date the Shares are accepted for payment pursuant to the Offer.

          Company Stock Bonus Plan. As of April 9, 1998, the MSBP owned 28,629 Shares of which 17,534 Shares were allocated to the accounts of the participants. Shares allocated to participants will, subject to the limitations of ERISA, be tendered by the Trustee of the plan according to the instructions of participants to the Trustee. Decisions as to whether to tender Shares not allocated to participants' accounts will be made by the Trustee subject to the terms of the plan and ERISA. The Trustee will make available to the participants whose accounts hold allocated Shares all documents furnished to the shareholders in connection with the Offer generally and will provide additional information in a separate letter with respect to the operations of the Offer to the participants of the MSBP. Each participant will also receive a form upon which the participant may instruct the Trustee regarding the Offer. Each participant may direct that all, some or none of the Shares allocated to the participant be tendered. Participants will also be afforded withdrawal rights. See "--Withdrawal Rights."

          Company Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any of the options outstanding under the Company's stock option plans and tenders of such options will not be accepted. In no event are any options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

          401(k) Profit Sharing Plan. Participants in the Profit Sharing Plan who wish to have the plan's trustees tender Shares attributable to their participant-directed investment accounts should so indicate by completing, executing and returning to the Depositary the election form included in the notice sent to such participants. Participants in the plan may not use the Letter of Transmittal to direct the tender of the Shares attributed to their accounts, but must use the separate election form sent to them. Participants in the plan are urged to read the separate election form and related materials carefully.

          Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular

Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

          Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

          3.      Withdrawal Rights.

          Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 midnight, Eastern time, on Monday, June 8, 1998.

          For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry delivery set forth in "-- Procedures for Tendering Shares," the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

          Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered prior to the Expiration Date by again following one of the procedures described in "--Procedures for Tendering Shares."

          If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

          4.      Price Range of Shares; Dividends.

          Until March 17, 1998, the Shares were listed and quoted on the on the Nasdaq SmallCap Market. The Shares currently trade in the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. The following table sets forth, for the periods indicated, the high and low closing per Share sales price as published by the Nasdaq statistical report, (except for information subsequent to March 17, 1998) and the cash dividends paid per Share in each such fiscal quarter.

                                                                       Dividends
                                                                         Paid
Fiscal Year                               High           Low           Per Share
-----------                               ----           ---           ---------

1996:

1st Quarter............................. $12.00         $11.00           $  --
2nd Quarter.............................  12.25          11.25            0.08
3rd Quarter.............................  12.00          11.00              --
4th Quarter.............................  12.75          10.75            0.08

1997:

1st Quarter.............................  12.75          11.75              --
2nd Quarter.............................  15.50          12.25            0.08
3rd Quarter.............................  15.63          14.00              --
4th Quarter.............................  17.50          14.50            0.08

1998:

1st Quarter.............................  19.75          16.38              --
2nd Quarter.............................  20.00          17.00            0.08
3rd Quarter (through April 9, 1998).....  18.50          18.50              --


          On March 31, 1998, the last full trading day on which a sale was reported prior to the commencement of the Offer, the closing per Share sales price was $18.50. Shareholders are urged to obtain current market quotations for the Shares. For trading information regarding the Shares, shareholders may call MacKenzie Partners, Inc. at 1-800-322-2885.

          5.      Purchase of Shares and Payment of Purchase Price.

          Upon the terms and subject to the conditions of the Offer, the Company will determine the Purchase Price it will pay for the Shares validly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price as promptly as practicable following the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted (and therefor purchased) Shares which are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

          Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 222,000 Shares (subject to increase or decrease as provided in "--Extension of the Offer; Termination; Amendment") or such lesser number of Shares as are validly tendered at prices not in excess of $21.50 nor less than $19.50 per Share and not withdrawn as permitted in "--Withdrawal Rights."

          The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

          In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven OTC trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry delivery, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment.

          The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

          ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE "-- PROCEDURES FOR TENDERING SHARES" AND INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. ALSO SEE "-- PROCEDURES FOR TENDERING SHARES" REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

          6.      Certain Conditions of the Offer.

          Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see "-- Extension of the Offer; Termination; Amendment"), if (i) the Financing Condition has not been satisfied or (ii) at any time on or after April 13, 1998 and prior to the time of payment for any such Shares any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (2) in the Company's reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

          (b) there shall have been any claim, action or proceeding threatened, pending or taken, or any consent, license, authorization, permit or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer or the Company, by or before any court or any government or governmental, regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, could or might directly or indirectly
(i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit the consummation of the Offer,
(ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (iv) materially impair the contemplated benefits of the Offer to the Company; or

          (c) there shall have occurred any of the following events: (i) the commencement of any state of war, international crisis or national emergency;
(ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States; (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States; (iv) any significant adverse change in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect upon the trading of the Shares; (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration or worsening effect thereof; or (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on April 9, 1998; or

          (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

          (e) there shall have occurred any event which, in the reasonable judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Shares;

and, in the reasonable judgment of the Company, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for any Shares.

          The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

          7.      Extension of the Offer; Termination; Amendment.

          The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "-- Certain Conditions of the Offer" shall have occurred or been determined by the Company to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the range of prices it may pay for Shares or the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. If (i) the Company increases or decreases the price to be paid for Shares, increases or decreases the number of Shares being sought in the Offer or incurs dealer manager soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds two percent of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 7, the Offer will, at least, be extended until the expiration of such period of ten business days. The Company also expressly reserves the right, in its sole and absolute discretion, to terminate the Offer and not to accept for payment or pay for Shares upon the occurrence of any of the conditions specified in "--Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e- 4(e)(2) under the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The rights reserved by the Company in this paragraph are in addition to the Company's rights under "--Certain Conditions of the Offer." Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of validly tendered Shares. See "--Number of Shares; Proration" and "--Purchase of Shares and Payment of Purchase Price."

          8.      Source and Amount of Funds.

          Assuming that the Company purchases 222,000 Shares pursuant to the Offer at a price of $21.50 per Share, the cost to the Company (including all fees and expenses relating to the Offer), is estimated to be approximately $4,858,000. The Company plans to obtain substantially all the funds needed for the Offer from a dividend from the Association of $4,650,000. The Association filed a Notice of Capital Distribution (the "Notice") with the OTS, regarding the dividend, on April 7, 1998. Pursuant to OTS regulations, the OTS could object to the dividend within 30 days of the filing of the Notice. The Company intends to obtain the remaining funds necessary to consummate the Offer through short-term borrowings.

          The terms of any short-term borrowings will depend upon market conditions and other factors prevailing at the time or times of borrowing. The Company expects that, under current circumstances and market conditions, such short-term borrowings (i) would have a maturity of between approximately six and nine months, (ii) would involve an effective interest cost to the Company of approximately 10.25% per annum, and (iii) would be repaid from dividends from the Association paid out of earnings or from the proceeds of other borrowings by the Company.

          9.      Certain Information Concerning The Company

          General. The Company is the holding company for the Association which was originally chartered in 1934. The Association is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate loans secured by first mortgages on owner-occupied, one-to four-family residences in its market area, and to purchase investment securities. The Association's loan portfolio predominantly consists of both adjustable-rate and fixed-rate mortgage loans secured by single family residences, and to a much lesser extent, the Association also originates commercial mortgage, construction and consumer loans.

          The business of the Association is conducted through its only office in Little Falls, Morrison County, Minnesota.

          The Association is subject to examination by the OTS and the Federal Deposit Insurance Corporation. The Company, as a federal savings and loan holding company, is subject to examination by the OTS.


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

          Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited financial statements for the years ended September 30, 1997 and 1996 and from the unaudited financial statements for the three months ended December 31, 1997 and 1996 included in Annex II to this Offer to Purchase. The selected information below is qualified in its entirety by reference to such consolidated financial statements and the financial information and related notes contained therein.

                        Mississippi View Holding Company
                    Summary Historical Financial Information

                                                  At December 31,                       At September 30,
                                      ---------------------------------------------------------------------------------------
                                                1997            1996                  1997              1996(1)
                                      ---------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Selected Financial Condition
and Other Data

Total assets.........................         $68,619          $70,329              $68,546             $70,011

Loans receivable, net................          44,493           43,857               44,475              43,070

Mortgage-backed securities...........           4,318            4,543                5,064               4,857

Investment securities................          14,538           17,139               15,956              17,323

Cash and cash equivalents............           3,471            2,898                1,105               2,584

Deposits.............................          54,867           56,342               55,184              56,531

Total shareholders' equity...........          12,476           13,035               12,068              12,440

                                            Three Months Ended December 31,                    Year Ended September 30,
                                      -------------------------------------------------------------------------------------
                                              1997                    1996                  1997                  1996(1)
                                      -------------------------------------------------------------------------------------
                                                                         (Dollars in thousands, except per share amounts)

Interest income......................        $1,272                  $1,293                 $5,165                 $5,173

Interest expense.....................           626                     634                  2,502                  2,531

Net interest income..................           646                     659                  2,663                  2,642

Provision for credit losses..........            --                      --                     --                      4

Noninterest income...................            42                      38                    202                    351

Noninterest expense..................           402                     439                  1,667                  2,056

Income tax expense...................           109                      84                    458                    374

Net income ..........................           177                     173                    740                    559

Net income per share.................          0.27                    0.22                   0.96                   0.66

Dividends per share..................            --                      --                   0.16                   0.16

Book value per share.................         16.85                   15.25                  16.30                  14.17


                                                At or For Three Months Ended                       At or For Year Ended
                                                         December 31,                                  September 30,
                                      ----------------------------------------------------------------------------------------------
                                              1997(1)                1996(1)                  1997                 1996(2)
                                      ----------------------------------------------------------------------------------------------
Selected financial ratios:

Return on average assets.............          1.07%                   1.00%                  1.08%                 0.80%

Return on average equity.............           6.36                    5.64                  6.18                  4.23

Dividend payout ratio................

Shareholders' equity/total assets....          18.18                   18.53                  17.61                17.77

Allowance for loan losses/loans
receivable, net......................           1.94                    2.00                   1.93                 2.03

Ratios of Earnings to Fixed
Charges(3):

  Excluding interest on deposits.....             --                    --                       --                  --

  Including interest on deposits.....          0.46x                   0.41x                   0.48x                0.37x

                                                   (footnotes on following page)

------------------
(1)       The ratios for the three month periods are annualized.
(2) The Federal Deposit Insurance Corporation has imposed a special assessment on the Savings Association Insurance Fund members based on deposits as of March 31, 1995. The Association paid an assessment of $362,000 on September 30, 1996, which was required to be accrued and expended for the quarter ended September 30, 1996.
(3) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). There were no amortization of notes and debentures expense nor any portion of net rental expense which was deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

          The following unaudited pro forma financial information of the Company for the three months ended December 31, 1997 and the fiscal year ended September 30, 1997 show the effects of (i) the purchase of 222,000 Shares pursuant to the Offer and (ii) the sale of Shares to the Trust equal to the Purchase Price in exchange for a Note in an aggregate principal amount of $1,214,750. The balance sheet data give effect to the purchase of Shares pursuant to the Offer as if it had occurred as of the date of the balance sheet. The pro forma financial information should be read in conjunction with the audited financial statements and related notes thereto for the year ended September 30, 1997 and the unaudited financial statements for the three months ended December 31, 1997 contained in Annex II to this Offer to Purchase. The pro forma financial information does not purport to be indicative of the results that would actually have been attained had the purchases of the Shares and the issuance of Shares to the Trust been completed at the dates indicated or that may be attained in the future.

                        Mississippi View Holding Company
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      Three Months Ended December 31, 1997
                  (Dollars in thousands, except per share data)

                                                       Shares Purchased at
                                                   ----------------------------
                                                    $19.50             $21.50
                                                   per Share          per Share
                                                   ---------          ---------

Interest income..................................    $ 1,216           $1,212

Interest expense (3).............................        626              631
                                                         ---              ---

     Net interest income.........................        590              581

Provision for credit losses......................         --               --
                                                        ----             ----

     Net interest income after provision
       for credit losses.........................        590              581

Noninterest income...............................         42               42

Noninterest expenses.............................        402              402
                                                       -----            -----

Income before income taxes.......................        230              221

Income tax expense (3)...........................         87               83
                                                       -----            -----

     Net income..................................    $   143          $   138
                                                      ======           ======

     Basic earnings per share....................    $  0.29          $  0.28
                                                      ======           ======

     Diluted earnings per share..................    $  0.26          $  0.25
                                                      ======           ======

Weighted average shares outstanding (2)..........    489,441          489,441

Ratio of earnings to fixed charges

    Excluding interest on deposits...............         --            41.4x

Including interest on deposits...................      0.37x            0.35x


        See Notes to Unaudited Proforma Financial Information on page 38

                        Mississippi View Holding Company
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended September 30, 1997
                  (Dollars in thousands, except per share data)


                                                           Shares Purchased at
                                                      --------------------------
                                                       $19.50           $21.50
                                                      per Share        per Share
                                                      ---------        ---------

Interest income.....................................  $   4,900       $   4,884

Interest expense (3)................................      2,502           2,523
                                                        -------         -------

     Net interest income............................      2,398           2,361

Provision for credit losses.........................         --              --
                                                         ------          ------

     Net interest income after provision
        for credit losses...........................      2,398           2,361

Noninterest income..................................        202             202

Noninterest expenses................................      1,668           1,668
                                                        -------        --------

Income before income taxes..........................        933             895

Income tax expense (3)..............................        352             337
                                                         ------          ------

     Net income.....................................    $   581        $    558
                                                         ======         =======

     Basic earnings per share.......................    $  0.96        $   0.92
                                                         ======         =======

     Diluted earnings per share.....................    $  0.92        $   0.88
                                                         ======         =======



Weighted average shares outstanding (2).............    604,372         604,372

Ratio of earnings to fixed charges

   Excluding interest on deposits...................         --           42.0x

   Including interest on deposits...................      0.37x           0.35x



        See Notes to Unaudited Proforma Financial Information on page 38

                        Mississippi View Holding Company
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                  (Dollars in thousands, except per share data)

                                                                           Shares Purchased at
                                                                     -------------------------------
                                                                       $19.50               $21.50
                                                                      per Share           per Share
                                                                      ---------           ---------
ASSETS
Cash and cash equivalents (3)...................................       $   580             $    655
Certificates of Deposit in other financial institutions.........         4,755                4,755
Mortgage backed securities held to maturity ....................         1,924                1,924
Securities available for sale (3)...............................         7,553                7,232
Mortgage backed securities available for sale...................         2,394                2,394
Loans receivable, net...........................................        44,493               44,493
Other assets....................................................         2,450                2,450
                                                                       -------              -------
     Total assets...............................................       $64,149              $63,904
                                                                        ======               ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits......................................................       $54,867              $54,867
  Borrowings (3)................................................            --                  208
  Other liabilities.............................................         1,253                1,250
                                                                       -------              -------
     Total liabilities..........................................        56,120               56,325
Shareholders' equity
  Common stock..................................................           101                  101
  Paid in capital...............................................         7,566                7,566
  Retained earnings (7).........................................         7,881                7,875
  Unrealized loss on securities available for sale..............         1,287                1,287
  Treasury stock (1)(2)(4)......................................       (6,917)              (7,248)
  Unearned ESOP/MSBP............................................         (787)                (787)
  Unearned stock compensation (8)...............................       (1,102)              (1,215)
                                                                     --------             --------
     Total shareholders' equity.................................         8,029                7,579
                                                                      --------              -------
     Total liabilities and equity...............................      $ 64,149             $ 63,904
                                                                       =======              =======
   Shareholders' equity/total assets............................        12.52%               11.86%
   Book value per common share..................................        $13.97               $13.19


        See Notes to Unaudited Proforma Financial Information on page 38

                        Mississippi View Holding Company
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               September 30, 1997
                  (Dollars in thousands, except per share data)

                                                                                 Shares Purchased at
                                                                         ----------------------------------
                                                                            $19.50                $21.50
                                                                          per Share              per Share
                                                                          ---------              ---------
ASSETS
Cash and cash equivalents (3).....................................         $    505               $    552
Certificate of Deposit in other financial institutions............            4,755                  4,755
Mortgage backed securities held to maturity ......................            2,650                  2,650
Securities available for sale (3).................................            6,471                  6,150
Mortgage backed securities available for sale.....................            2,413                  2,413
Loans receivable, net.............................................           44,610                 44,610
Other assets......................................................            2,463                  2,463
                                                                            -------                -------
     Total assets.................................................         $ 63,867               $ 63,594
                                                                            =======                =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits........................................................         $ 55,184               $ 55,184
  Borrowings (3)..................................................               --                    208
  Other liabilities...............................................            1,189                  1,174
                                                                            -------                -------
     Total liabilities............................................           56,373                 56,566
Shareholders' equity
  Common stock....................................................              101                    101
  Paid in capital.................................................            7,540                  7,540
  Retained earnings (7)...........................................            7,578                  7,556
  Unrealized loss on securities available for sale................            1,111                  1,111
  Treasury stock (1)(2)(4)........................................          (6,917)                (7,248)
  Unearned ESOP/MSBP..............................................            (816)                  (816)
  Unearned stock compensation (8).................................          (1,102)                (1,215)
                                                                           -------                -------
     Total Shareholders' equity...................................            7,495                  7,028
                                                                            -------                -------
     Total liabilities and equity.................................         $ 63,867               $ 63,594
                                                                            =======                =======
 Shareholders' equity/total assets................................           11.74%                 11.05%
 Book value per common share......................................         $  13.04               $  12.23




        See Notes to Unaudited Proforma Financial Information on page 38

                        Mississippi View Holding Company
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


(1) The proforma financial information reflects the repurchase of 222,000 Shares of stock at $19.50 and $21.50 per Share, as appropriate.

(2) The balance sheet data give effect to the purchase of Shares as of the balance sheet date. The income statement data give effect to the purchase of Shares as of the beginning of each period presented.

(3) The funds used to purchase Shares were considered to have been obtained from cash and cash equivalents and securities available for sale. In addition, borrowings will be obtained if Shares are purchased at $21.50 per Share. The pro forma data assumes a rate of interest of 4.47% for cash and cash equivalents, 6.13% for securities available for sale, a borrowing at a rate of 10.25% and a tax rate of 40%. The income statement data reflects the decrease in investment income as if cash was used to purchase the common stock at the beginning of the period.

(4) Effect has been given to costs to be incurred in connection with the Offer, which are estimated to be $85,000. Such costs will be capitalized as part of the costs of the stock purchased.

(5) Reflects the sale of Shares having a value of $1,101,750 and $1,214,750, based on a Purchase Price of $19.50 and $21.50 per Share, respectively, to the Trust. The obligation of the Trust to the Company is reflected in shareholders' equity as unearned compensation in the accompanying pro forma financial information.

(6) Net income after tax effect on earnings as a result of pro forma effect of repurchase.

(7) After tax effect of reduced earnings due to the loss of interest income resulting from the sale of cash and cash equivalents and securities available for sale.

(8)       Assumes purchase of 56,500 shares by the Trust.

          10. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

          The Shares are not currently "margin securities" under the rules of the Federal Reserve Board. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to not be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

          The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the Offer, the ownership interest of any shareholder in the Company is increased over these thresholds, such shareholder may be required to reduce its ownership interest in the Company or file a notice with regulators. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the Offer.

          The Company is required to file periodic reports with the Commission pursuant to Section 13 of the Exchange Act. Regardless of the results of the Offer the Company plans to apply to the Commission to suspend this duty since the number of its shareholders is currently less than 300 holders of record. Termination of the Company's reporting duty would substantially reduce the public information available concerning the Company. Such termination will, however, decrease the Company's non-interest expenses.

          11.     Fees and Expenses.

          The Company has retained MacKenzie Partners, Inc. to act as Information Agent and Registrar and Transfer Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for certain reasonable out-of-pocket expenses, including attorneys' fees.

          No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer to Purchase and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.


          The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:

                  Financial advisor fees................    $20,000
                  Accounting fees.......................        600
                  Legal fees............................     30,000
                  Commission filing fees................        955
                  Printing and mailing expenses.........     18,000
                  Depositary fees.......................      7,500
                  Information agent fees................      5,000
                  Miscellaneous.........................      2,945
                                                             ------

                  Total.................................    $85,000
                                                            =======

                             ADDITIONAL INFORMATION

          The Company is currently subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and for inspection and copying at the regional offices of the Commission, located at Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http:\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                  MISCELLANEOUS

          The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

          Pursuant to Rule 13e-3 and Rule 13e-4 under the Exchange Act, the Company has filed with the Commission a Rule 13e-3 Transaction Statement and an Issuer Tender Offer Statement on Schedule 13E-4 which contain additional information with respect to the Offer. Such Schedule 13E-3 and Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Additional Information" with respect to information concerning the Company.




                        Mississippi View Holding Company


April 13, 1998

                                                                      Schedule A

          1.      Directors and Executive Officers

          The following table sets forth certain information about the Company's directors and executive officers as of March 31, 1998.

                                                                  Number of Shares         Percent of      Percent of Shares
  Name and Address(1)            Principal Occupation            Beneficially Owned          Shares           After Offer
  -------------------            --------------------            ------------------        ----------         -----------
                                                       DIRECTORS
Neil Adamek                  Farmer                                27,169(2)(4)(5)(9)         3.69%               4.76%
Thomas J. Leiferman          Bank & Company President              68,526(2)(8)               9.30               11.99
Wallace R. Mattock           Retired (past Bank President)         17,869(2)(3)(4)(5)         2.43                3.13
Gerald Peterson              Businessman                           40,944(2)(4)(5)(6)         5.56                7.17
Peter Vogel                  Attorney                               9,719(2)(4)(5)(7)         1.32                1.70

                                            NON-DIRECTOR EXECUTIVE OFFICERS
Larry D. Hartwig             Treasurer & Controller of             34,672(10)                 4.71                6.07
                             Bank & Company
Mary Ann Karnowski           Secretary of Bank &                   22,103(11)                 3.00                3.87
                             Company

--------------
(1) The address of the individuals listed above is 35 East Broadway, Little Falls, Minnesota. Each of the individuals listed above is a citizen of the United States of America.
(2) Excludes 80,639 Shares of Common Stock (56,447 currently unallocated) held under the ESOP Committee for which such specified individual (or certain individuals in the named group) serves as a member of the ESOP Committee or as an ESOP Trustee. Excludes 28,629 unvested and unawared Shares of Common Stock held by the MSBP for which such specified individuals (or certain individual in the named group) serves as member of the MSBP Committee or as an MSBP Trustee. Such individuals disclaim beneficial ownership with respect to such Shares held in a fiduciary capacity.
(3) Includes 75 Shares jointly owed by Mr. Mattock with his son, which Mr. Mattock may be deemed to beneficially own.
(4) Includes 2,015 and 4,389 options each to purchase Shares of Common Stock pursuant to 1995 and 1997 stock option plans, respectively, exercisable within 60 days of March 31, 1998.
(5) Includes 1,209 Shares each of restricted Common Stock granted, but not vested, pursuant to the MSBP.
(6) Includes 6,250 Shares owned by the spouse of Mr. Peterson, and 25 Shares held in trust by Mr. Peterson under the Uniform Gifts to Minors Act for the benefit of Mr. Peterson's minor grandchild, which Mr. Peterson may be deemed to beneficially own.
(7) Includes 50 Shares held in trust by Mr. Vogel under the Uniform Gifts to Minors Act for the benefit of Mr. Vogel's minor children, which Shares Mr. Vogel may be deemed to beneficially own.
(8) Includes (i) 1,050 Shares held in trust by Mr. Leiferman under the Uniform Gifts to Minors Act for the benefit of Mr. Leiferman's minor children; (ii) 4,881 Shares held in an individual retirement account for the benefit of Mr. Leiferman; (iii) 6,508 Shares held in the ESOP and allocated for the benefit of Mr. Leiferman; and (iv) 7,407 Shares held in a 401(k) Trust for the benefit of Mr. Leiferman, which Mr. Leiferman may be deemed to beneficially own. Includes 10,079 and 21,943 options to purchase Shares of Common Stock pursuant to the 1995 and 1997 stock option plans, respectively, exercisable within 60 days of March 31, 1998 and 6,047 Shares of restricted Common Stock granted, but not vested, pursuant to the MSBP.
(9) Includes 402 Shares owned by Mr. Adamek's spouse, which Shares Mr. Adamek may be deemed to beneficially own.
(10) Includes (i) 600 Shares held in trust by Mr. Hartwig under the Uniform Gifts to Minors Act for the benefit of Mr. Hartwig's minor children;
          (ii) 4,323 Shares held in an individual retirement account for the benefit of Mr. Hartwig; (iii) 2,780 Shares held in the ESOP and allocated for the benefit of Mr. Hartwig; and (iv) 5,920 Shares held in a 401(k) Trust for the benefit of Mr. Hartwig, which Mr. Hartwig may be deemed to beneficially own. Includes 5,039 and 10,971 options to purchase Shares of Common Stock pursuant to the 1995 and 1997 stock option plans, respectively, exercisable within 60 days of March 31, 1998 and 3,023 Shares of restricted Common Stock granted, but not vested, pursuant to the MSBP.
(11)      Includes (i) 25 Shares jointly owned by Ms. Karnowski with her son,
          (ii) 1,000 Shares held in an individual retirement account for the benefit of Ms. Karnowski; (iii) 2,080 Shares held in the ESOP and allocated for the benefit of Ms.

          Karnowski; (iv) 2,159 Shares held in a 401(k) Trust for the benefit of Ms. Karnowski, which Ms. Karnowski may be deemed to beneficially own. Includes 4,031 and 8,777 options to purchase Shares of Common Stock pursuant to the 1995 and 1997 stock option plans, respectively, exercisable within 60 days of March 31, 1998, and 2,419 Shares of restricted Common Stock granted, but not vested, pursuant to the MSBP.

          2.      Principal Shareholders

          The following table lists the name and address of each person who, to the best knowledge of the Company, owned beneficially (as determined in accordance with the rules and regulations of the Commission) more than 5% of the Common Stock as of March 31, 1998.

       Name and Address                  Number of Shares Beneficially Owned       Percent of Class
       ----------------                  -----------------------------------       ----------------
John Hancock Advisers, Inc.                           85,000(1)                         11.54%
101 Huntington Avenue
Boston, Massachusetts  021199

Wellington Management Company                        89,200(1)(2)                       12.11%
75 State Street
Boston, Massachusetts  02109

Community Federal Savings and Loan                    80,639(3)                         10.94%
Association of Little Falls Employee
Stock Ownership Plan ("ESOP")
35 East Broadway
Little Falls, Minnesota  56345

--------------
(1)       Based on a Schedule 13G filed in February 1998.
(2) Includes 89,200 shares of Common Stock beneficially owned by Bay Pond Partners, L.P. which maintains the same business address as Wellington Management Company.
(3) The ESOP purchased such shares for the executive benefit of plan participants with funds borrowed from the Company and are held in trust.

          In addition to Shares held by the directors and officers of the Company, the MSBP holds 28,629 Shares, or approximately 3.89% of the Common Stock outstanding.

          3.      Certain Transactions Involving Shares

          During the 40 business days prior to April 13, 1998, the Company and its executive officers and directors effected transactions in the Shares as follows:

                    Person Who       Number     Average Price
                     Effected          of           Per
     Date          Transaction       Shares        Share                Nature of Transaction
     ----          -----------       ------        -----                ---------------------
March 19, 1998       Company          3,379        $17.75           Open market stock repurchase

          4.      Previous Stock Repurchases

          Since October 1, 1995, the Company has purchased 271,128 Shares of Common Stock at a range of prices of $11.25 to $17.75. The average purchase price for each quarterly period since October 1, 1995 is disclosed below.

          Fiscal Year                                     Average Purchase Price
          -----------                                     ----------------------

          1996:

          1st Quarter....................................          N/A
          2nd Quarter....................................        $12.04
          3rd Quarter....................................        11.56
          4th Quarter....................................        11.76


          1997:

          1st Quarter....................................         11.96
          2nd Quarter....................................         12.38
          3rd Quarter....................................          N/A
          4th Quarter....................................         17.18


          1998:

          1st Quarter....................................          N/A
          2nd Quarter....................................         17.75

                                                                         Annex I


                              [FINPRO LETTERHEAD]



April 9, 1998


Board of Directors
Mississippi View Holding Company
35 East Broadway
Little Falls, Minnesota 56345


Members of the Board:

You have requested our opinion, as an independent financial analyst to the common shareholders of Mississippi View Holding Company and its wholly owned subsidiary Community Federal Savings and Loan Association of Little Falls, Little Falls, Minnesota (the "Bank"), as to the fairness, from a financial point of view to the common shareholders of the Bank, of the terms of the proposed Tender Offer.

As part of its banking analysis business, FinPro, Inc. is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mutual-to-stock conversions, stock repurchases and mergers and acquisitions nationwide.

In rendering its opinion, FinPro reviewed certain publicly available information concerning the Company, including it's audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, FinPro reviewed: (i) the Tender Offer; (ii) the most recent external auditor's reports to the Boards of Directors; (iii) the December 31, 1997 Report of Condition and Income; (iv) the most recent regulatory report, compliance report and Community Reinvestment Act Report; (v) the most recent annual report (10k); (vi) the internal loan classification list, OREO list and Delinquency list; (vii) details on stock price performance; (viii) the budget and long range operating plan; and (ix) details on the ESOP and RRP plans. FinPro conducted an off-site review of the Company's historical performance and current financial condition.

We have also had discussions with the management of the Bank regarding its financial results and have analyzed the most current financial data available on the Bank. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant.

We also considered: (a) a transaction summary of the financial terms of the Modified Dutch Auction, including the aggregate consideration relative to fully diluted book value, fully diluted earnings, fully diluted assets, and deposit liabilities of the Bank; (b) the financial terms, financial condition, operating performance, and market areas of other recently completed mergers and acquisitions of comparable financial institution entities, including evaluating Midwest transactions both generally and specifically, along with trading and financial multiples of comparable institutions; and (c) discounted cash flow analyses for the Bank, incorporating the current business plan and future prospects. We also considered the reduced marketability characteristics of the Bank's Common Stock and the earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the consideration as described in the Tender Offer.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of the Bank.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all the Bank's shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by the Bank, it is our opinion as of April 9, 1998, that the proposed transaction is fair and equitable to all of the Bank's shareholders from a financial point of view.

                                      Respectfully submitted,



                                      FinPro, Inc.
                                      Liberty Corner, New Jersey



                                   By  /s/Donald J. Musso
                                       ----------------------------
                                       Donald J. Musso
                                       President

                                                                        Annex II

                          INDEX TO FINANCIAL STATEMENTS

                        Mississippi View Holding Company


First Quarter 1998 Financial Statements

  Consolidated Statements of Financial Condition (Unaudited)
   as of December 31, 1997 and December 31, 1996............................II-2

  Consolidated Statements of Income (Unaudited)
   for the Three Months Ended December 31, 1997 and 1996....................II-3

  Consolidated Statements of Cash Flows
   (Unaudited) for the Three Months Ended
   December 31, 1997 and 1996...............................................II-4

  Notes to Consolidated Financial
   Statements (Unaudited)...................................................II-6


Annual Financial Statements

  Independent Auditor's Report..............................................II-8

  Consolidated Statements of Financial Condition
   as of September 30, 1997 and 1996........................................II-9

  Consolidated Statements of Income for the
   Years Ended September 30, 1997, 1996,
   and 1995................................................................II-10

  Consolidated Statements of Shareholder's
   Equity for the Years Ended September 30,
   1997, 1996 and 1995.....................................................II-11

  Consolidated Statements of Cash Flows
   for the Years Ended September 30, 1997,
   1996 and 1995...........................................................II-12

  Notes to Consolidated Financial Statements...............................II-14

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                      DECEMBER 31,
                                                                                          1997        SEPTEMBER 30,
                                                                                      (UNAUDITED)         1997
                                                                                      ------------    -------------
                                      ASSETS
Cash and cash equivalents:
  Cash and due from banks..........................................................   $    407,159     $    214,934
  Interest bearing deposits with banks.............................................      3,063,423          889,660
Securities available for sale, at fair value.......................................     11,526,081       12,963,344
Securities held to maturity, at amortized cost.....................................      6,679,180        7,405,466
FHLB stock, at cost................................................................        650,700          650,700
Loans held for sale................................................................             --          135,550
Loans receivable, net of allowance for loan losses of $861,953 in 1998 and
  $861,170 in 1997.................................................................     44,493,413       44,474,809
Accrued interest receivable........................................................        426,913          437,548
Premises and equipment.............................................................        785,805          806,900
Other assets.......................................................................        586,117          567,539
                                                                                      ------------    -------------
       Total assets................................................................     68,618,791       68,546,450
                                                                                      ------------    -------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Demand deposits..................................................................   $  4,329,750        4,408,558
  Savings deposits.................................................................     14,325,889       14,525,018
  Time deposits....................................................................     36,211,228       36,250,011
       Total deposits..............................................................     54,866,867       55,183,587
  Advances from borrowers for taxes and insurance..................................         52,239          107,038
  Accrued income taxes.............................................................         67,245           66,352
  Deferred tax liability...........................................................        650,869          525,353
  Other liabilities................................................................        505,446          596,216
                                                                                      ------------    -------------
       Total liabilities...........................................................     56,142,666       56,478,546
                                                                                      ------------    -------------
Shareholders' equity:
  Serial preferred stock, no par value; 5,000,000 shares authorized, no shares
     issued........................................................................             --               --
  Common stock, $.10 par value, 10,000,000 shares authorized; 1,007,992 shares
     issued; 656,629 and 653,151 shares outstanding................................        100,799          100,799
  Paid in capital..................................................................      7,565,816        7,540,218
  Treasury stock (267,749 and 267,749 shares), at cost.............................     (3,605,111)      (3,605,111)
  Retained earnings, substantially restricted......................................      7,914,162        7,737,458
  Unearned ESOP shares (56,447 and 58,463 shares), at cost.........................       (483,330)        (498,012)
  Unearned MSBP shares (27,167 and 28,629 shares), at cost.........................       (303,206)        (317,954)
  Unrealized appreciation on available-for-sale securities, net of tax.............      1,286,995        1,110,506
       Total shareholders' equity..................................................     12,476,125       12,067,904
                                                                                      ------------    -------------
       Total liabilities and shareholders' equity..................................   $ 68,618,791     $ 68,546,450
                                                                                      ------------    -------------
                                                                                      ------------    -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                      FOR THE THREE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1997           1996
                                                                                      -----------    -----------
Interest income:
  Loans receivable.................................................................   $   973,457    $   942,489
  Securities available for sale....................................................       171,696        173,997
  Securities held to maturity......................................................       126,754        176,451
                                                                                      -----------    -----------
       Total interest income.......................................................     1,271,907      1,292,937
                                                                                      -----------    -----------
Interest Expense:
  Demand deposits..................................................................         9,451          9,973
  Savings deposits.................................................................       102,312         94,223
  Time deposits....................................................................       514,287        530,099
                                                                                      -----------    -----------
       Total interest expense......................................................       626,050        634,295
                                                                                      -----------    -----------
  Net interest income..............................................................       645,857        658,642
                                                                                      -----------    -----------
  Provision for loan losses........................................................            --             --
       Net interest income after provision for loan loss...........................       645,857        658,642
                                                                                      -----------    -----------
Noninterest Income:
  Other fees and service charges...................................................        17,458         13,989
  Gain on sale of loans............................................................         2,535          2,246
  Other............................................................................        22,196         21,282
                                                                                      -----------    -----------
       Total noninterest income....................................................        42,189         37,517
                                                                                      -----------    -----------
Noninterest expense:
  Compensation and employee benefits...............................................       257,785        225,574
  Occupancy........................................................................        22,771         21,933
  Deposit insurance premium........................................................        14,677         38,185
  Data processing..................................................................        18,541         21,402
  Advertising......................................................................         6,828          8,086
  Real estate owned expense, net...................................................           335            346
  Other............................................................................        81,213        123,294
                                                                                      -----------    -----------
       Total noninterest expense...................................................       402,150        438,820
                                                                                      -----------    -----------
Income before income taxes.........................................................       285,896       257, 339
Income tax expense.................................................................       109,192        84, 074
Net income.........................................................................   $   176,704    $   173,265
Basic earnings per share...........................................................   $      0.27    $      0.22
Diluted earnings per share.........................................................   $      0.24    $      0.22
Dividends declared during the period...............................................   $        --    $        --

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      FOR THE THREE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1997           1996
                                                                                      -----------    -----------
Cash flows from operating activities:
  Interest received on loans and investments.......................................   $ 1,273,811    $ 1,256,833
  Interest paid....................................................................      (626,012)      (634,127)
  Other fees, commissions, and income received.....................................        58,664         61,506
  Cash paid to suppliers, employees and others.....................................      (438,359)      (781,205)
  Contributions to charities.......................................................        (1,727)        (3,749)
  Income taxes paid................................................................       (94,037)            --
  Loans originated for sale........................................................      (232,783)      (170,400)
  Proceeds from sale of loans......................................................       370,868        231,391
       Net cash provided by operating activities...................................       310,425        (39,751)
                                                                                      -----------    -----------
Cash flows from investing activities:
  Purchases of available-for-sale securities.......................................      (882,527)            --
  Proceeds from maturities of available-for-sale securities........................     2,610,643        632,860
  Purchases of held-to-maturity securities.........................................      (889,000)      (988,000)
  Proceeds from maturities of held-to-maturity securities..........................     1,615,033      1,951,990
  Loan originations and principal payments on loans, net...........................       (21,535)      (677,459)
  Purchases of property and equipment..............................................        (3,621)       (12,266)
       Net cash provided by (used in) investing activities.........................     2,428,993        907,125
                                                                                      -----------    -----------
Cash flows from financing activities:
  Net increase (decrease) in non-interest bearing demand and savings deposit
     accounts......................................................................      (278,075)       247,000
  Net (decrease) increase in time deposits.........................................       (38,682)      (436,058)
  Net (decrease) increase in mortgage escrow funds.................................       (54,800)       (88,154)
  Acquisition of treasury stock....................................................            --       (275,000)
  Net increase in unearned MSBP shares.............................................        (1,873)          (912)
       Net cash used by financing activities.......................................      (373,430)      (553,124)
                                                                                      -----------    -----------
Net (decrease) increase in cash and cash equivalents...............................     2,365,988        314,250
Cash and cash equivalents at beginning of year.....................................     1,104,594      2,583,654
                                                                                      -----------    -----------
Cash and cash equivalents at end of year...........................................   $ 3,470,582    $ 2,897,904
                                                                                      -----------    -----------
                                                                                      -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                                      FOR THE THREE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1997           1996
                                                                                      -----------    -----------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net Income.......................................................................   $   176,704    $   173,265

  Adjustments:
     Provision for losses on loans and real estate.................................            --             --
     Depreciation..................................................................        24,716         20,951
     Non-cash dividends............................................................        (1,385)        (1,319)
     ESOP fair value adjustment....................................................        11,515          4,451
     Amortization of ESOP compensation.............................................        14,681         14,359
     Amortization of MSBP compensation.............................................        16,622         16,622
     Tax benefit of MSBP vesting activities........................................        14,083          3,052
     Net amortization and accretion of premiums and discounts on securities........         4,934            993
     Net loan fees deferred and amortized..........................................         2,932         10,334
     Net mortgage loan servicing fees deferred.....................................           430            363

     (Increase) decrease in:
       Loans held for sale.........................................................       135,550         58,745
       Accrued interest receivable.................................................        10,634        (26,552)
       Prepaid income tax..........................................................            --        (71,640)
       Deferred tax asset..........................................................            --        163,903
       Other assets................................................................       (19,008)        31,873

     Increase (decrease) in:
       Accrued interest payable....................................................            38            168
       Accrued income taxes........................................................         8,749         (8,272)
       Other liabilities...........................................................       (90,770)      (431,047)
                                                                                      -----------    -----------
     Net cash provided by operating activities.....................................   $   310,425    $   (39,751)
                                                                                      -----------    -----------
                                                                                      -----------    -----------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Noncash dividends................................................................   $     1,385    $     1,319
                                                                                      -----------    -----------
                                                                                      -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                  (UNAUDITED)

NOTE 1:  PRINCIPLES OF CONSOLIDATION

     The unaudited consolidated financial statements as of and for the three month period ended December 31, 1997, include the accounts of Mississippi View Holding Company (the 'Company') and its wholly owned subsidiary Community Federal Savings & Loan Association of Little Falls (the 'Association'). All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2:  BASIS OF PRESENTATION

     General: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and instructions per Form 10-QSB. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying consolidated financial statements do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read with the fiscal 1997 consolidated financial statements and notes of Mississippi View Holding Company and Subsidiary included in their annual audit report for the year ended September 30, 1997.

     In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentations have been included. The results of operations for the three month period ended December 31, 1997, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other period.

     Reclassification: Certain items previously reported have been reclassified to conform with the current period's reporting format.

NOTE 3.  RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, 'Reporting Comprehensive Income'--issued June 1997, establishes standards for reporting and displaying comprehensive income and its components in general-purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This statement requires entities to display comprehensive income and its components in the financial statements with presentation of the accumulated balances of other comprehensive income reported in stockholder's equity separately from retained earnings and additional paid-in capital. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods that are presented for comparative purposes is required.

     SFAS No. 131, 'Disclosures about Segments of Enterprise and Related Information'--issued June 1997, requires public business enterprises to report information about their operating segments in a complete set of financial statements to shareholders. This statement also requires entities to report enterprise-wide information about their products and services, their activities in different geographic areas, and their reliance on major customers. Certain segment information is also to be reported in interim financial statements. The basis for determining an enterprise's operating segments is the manner in which management operates the business. Specifically, financial information is required to be reported on the basis that is used internally by the enterprise's chief operating decision maker in making decisions related to resource allocation and segment performance. SFAS No. 131 is effective for financial statements for years beginning after December 31, 1997.

     Management believes adoption of the above-described Statements will not have a material effect on financial position and the results of operations, nor will adoption require additional capital resources.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997
                                  (UNAUDITED)

    EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary restated, to conform to the Statement 128 requirements.

     The following tables set forth the computation of basic and diluted earnings per share:

                                                                                        FOR THE
                                                                                   THREE MONTHS ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Numerator:
  Net income--Numerator for basic earnings per share and diluted earnings per
     share--income available to common shareholders.............................   $176,704    $173,265

Denominator:
  Denominator for basic earnings per shares--weighted-average shares............    654,941     771,742
     Effect of dilutive securities: stock options and employee stock-based
       compensation.............................................................     68,243       8,760
  Denominator for diluted earnings per share--adjusted weighted-average shares
     and assumed conversions....................................................    723,184     780,502
Basic earnings per share........................................................   $   0.27    $   0.22
Diluted earnings per share......................................................   $   0.24    $   0.22

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Mississippi View Holding Company and Subsidiary
Little Falls, Minnesota 56345

We have audited the accompanying consolidated statements of financial condition of Mississippi View Holding Company and Subsidiary (the Company) as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi View Holding Company and Subsidiary as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.

                                          BERTRAM COOPER & CO., LLP

Waseca, Minnesota
October 29, 1997

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                            SEPTEMBER 30,
                                                                                      --------------------------
                                                                                         1997           1996
                                                                                      -----------    -----------
                                      ASSETS
Cash and cash equivalents:
  Cash and due from banks..........................................................   $   214,934    $   317,777
  Interest bearing deposits with banks.............................................       889,660      2,265,877
Securities available-for-sale, at fair value.......................................    12,963,344     12,235,145
Securities held-to-maturity, at amortized cost (fair value of $7,470,314 for 1997
  and $9,320,741 for 1996).........................................................     7,405,466      9,294,092
FHLB stock, at cost................................................................       650,700        650,700
Loans held for sale................................................................       135,550        178,663
Loans receivable, net of allowance for loan losses of $861,170 in 1997 and
  $877,094 in 1996.................................................................    44,474,809     43,070,281
Accrued interest receivable........................................................       437,548        450,327
Premises and equipment.............................................................       806,900        788,846
Deferred tax asset (net of valuation allowance)....................................            --        163,903
Other assets.......................................................................       567,539        595,208
                                                                                      -----------    -----------
     Total assets..................................................................   $68,546,450    $70,010,819
                                                                                      -----------    -----------
                                                                                      -----------    -----------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Demand deposits..................................................................   $ 4,408,558    $ 4,471,137
  Savings deposits.................................................................    14,525,018     14,087,832
  Time deposits....................................................................    36,250,011     37,972,225
                                                                                      -----------    -----------
     Total deposits................................................................    55,183,587     56,531,194
                                                                                      -----------    -----------
Advances from borrowers for taxes and insurance....................................       107,038        138,530
Accrued income taxes...............................................................        66,352             --
Deferred tax liability.............................................................       525,353             --
Other liabilities..................................................................       596,216        900,850
                                                                                      -----------    -----------
     Total liabilities.............................................................    56,478,546     57,570,574
                                                                                      -----------    -----------
Shareholders' equity:
Serial preferred stock, no par value, 5,000,000 shares authorized, no shares
  issued...........................................................................            --             --
Common stock, $.10 par value, 10,000,000 shares authorized; 1,007,992 shares
  issued, 653,151 and 776,713 outstanding..........................................       100,799        100,799
Paid in capital....................................................................     7,540,218      7,510,397
Treasury stock (267,749 and 130,278 shares), at cost...............................    (3,605,111)    (1,536,689)
Retained earnings, substantially restricted........................................     7,737,458      7,116,646
Unearned ESOP shares (58,463 and 66,527 shares) at cost............................      (498,012)      (566,736)
Unearned MSBP shares (28,629 and 34,474 shares) at cost............................      (317,954)      (387,412)
Net unrealized gain on available-for-sale securities, net of tax of $740,337 in
  1997 and $135,494 in 1996........................................................     1,110,506        203,240
                                                                                      -----------    -----------
     Total shareholders' equity....................................................    12,067,904     12,440,245
                                                                                      -----------    -----------
     Total liabilities and shareholders' equity....................................   $68,546,450    $70,010,819
                                                                                      -----------    -----------
                                                                                      -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                            FOR THE YEAR ENDED
                                                                                              SEPTEMBER 30,
                                                                                         ------------------------
                                                                                            1997          1996
                                                                                         ----------    ----------
Interest income:
  Loans receivable....................................................................   $3,817,212    $3,703,652
  Securities available-for-sale.......................................................      740,781       528,912
  Securities held-to-maturity.........................................................      606,933       940,865
                                                                                         ----------    ----------
     Total interest income............................................................    5,164,926     5,173,429
                                                                                         ----------    ----------

Interest expense:
  Demand deposits.....................................................................       36,963        37,345
  Savings deposits....................................................................      394,811       330,357
  Time deposits.......................................................................    2,070,092     2,163,841
                                                                                         ----------    ----------
     Total interest expense...........................................................    2,501,866     2,531,543
                                                                                         ----------    ----------
  Net interest income.................................................................    2,663,060     2,641,886
  Provision for loan losses...........................................................           --         3,725
                                                                                         ----------    ----------
     Net interest income after provision for loan losses..............................    2,663,060     2,638,161
                                                                                         ----------    ----------
Noninterest income:
  Other fees and service charges......................................................       79,022        70,603
  Gain on sale of loans...............................................................       17,372        74,142
  Net gain on sale of foreclosed real estate..........................................       12,848        17,394
  Contingency recovery................................................................           --        81,023
  Other...............................................................................       92,818       107,516
                                                                                         ----------    ----------
     Total noninterest income.........................................................      202,060       350,678
                                                                                         ----------    ----------
Noninterest expenses:
  Compensation and employee benefits..................................................      963,690       919,565
  Occupancy...........................................................................       94,829        87,856
  Deposit insurance assessment........................................................           --       362,557
  Deposit insurance premiums..........................................................       76,073       150,091
  Data processing.....................................................................       83,254        75,996
  Advertising.........................................................................       27,201        30,787
  Foreclosed real estate expense, net.................................................        1,415         5,053
  Other...............................................................................      421,081       424,066
                                                                                         ----------    ----------
     Total noninterest expense........................................................    1,667,543     2,055,971
                                                                                         ----------    ----------
Income before income taxes............................................................    1,197,577       932,868
Income tax expense....................................................................      457,862       374,100
                                                                                         ----------    ----------
Net income............................................................................   $  739,715    $  558,768
                                                                                         ----------    ----------
                                                                                         ----------    ----------
Earnings per share of common stock....................................................   $     0.96    $     0.66
                                                                                         ----------    ----------
                                                                                         ----------    ----------
Weighted averages common shares outstanding...........................................      746,484       851,025
                                                                                         ----------    ----------
                                                                                         ----------    ----------

  The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                      RETAINED       UNALLOCATED
                                                                       ADDITIONAL                     EARNINGS         COMMON
                                                            COMMON      PAID-IN       TREASURY      SUBSTANTIALLY    STOCK HELD
                                                            STOCK       CAPITAL         STOCK        RESTRICTED        BY ESOP
                                                           --------    ----------    -----------    -------------    -----------
Balance, September 30, 1995.............................   $100,799    $7,494,971    $        --     $ 6,697,907      $(644,441)
  Treasury stock acquired...............................         --            --     (1,536,689)             --             --
  Net earnings for the year ended September 30, 1996....         --            --             --         558,768             --
  Dividend paid $0.16/share.............................         --            --             --        (140,029)            --
  Fair value adjustment of ESOP shares net of taxes of
    $10,284.............................................         --        15,426             --              --             --
  Allocated ESOP shares.................................         --            --             --              --         77,705
  MSBP shares acquired, net of earned shares in the
    amount of $71,217...................................         --            --             --              --             --
  Net change in unrealized gain on available-for-sale
    securities, net of taxes of $46,318.................         --            --             --              --             --
                                                           --------    ----------    -----------    -------------    -----------
Balance, September 30, 1996.............................   $100,799    $7,510,397    $(1,536,689)    $ 7,116,646      $(566,736)
                                                           --------    ----------    -----------    -------------    -----------
  Treasury stock acquired...............................         --            --     (2,068,422)             --             --
  Net earnings for the year ended September 30, 1997....         --            --             --         739,715             --
  Dividend paid $0.16/share.............................         --            --             --        (118,903)            --
  Fair value adjustment of ESOP shares net of taxes of
    $17,846.............................................         --        26,769             --              --             --
  Allocated ESOP shares.................................         --            --             --              --         68,724
  MSBP shares earned....................................         --            --             --              --             --
  Effect of tax adjustment for vested MSBP shares.......         --         3,052             --              --             --
  Net change in unrealized gain on available-for-sale
    securities, net of taxes of $740,337................         --            --             --              --             --
                                                           --------    ----------    -----------    -------------    -----------
Balance, September 30, 1997.............................   $100,799    $7,540,218    $(3,605,111)    $ 7,737,458      $(498,012)
                                                           --------    ----------    -----------    -------------    -----------
                                                           --------    ----------    -----------    -------------    -----------

                                                                         UNREALIZED
                                                          UNALLOCATED     GAIN ON
                                                            COMMON       SECURITIES
                                                          STOCK HELD     AVAILABLE
                                                           FOR MSBP       FOR SALE        TOTAL
                                                          -----------    ----------    -----------
Balance, September 30, 1995.............................   $      --     $  133,763    $13,782,999
  Treasury stock acquired...............................          --             --     (1,536,689)
  Net earnings for the year ended September 30, 1996....          --             --        558,768
  Dividend paid $0.16/share.............................          --             --       (140,029)
  Fair value adjustment of ESOP shares net of taxes of
    $10,284.............................................          --             --         15,426
  Allocated ESOP shares.................................          --             --         77,705
  MSBP shares acquired, net of earned shares in the
    amount of $71,217...................................    (387,412)            --       (387,412)
  Net change in unrealized gain on available-for-sale
    securities, net of taxes of $46,318.................          --         69,477         69,477
                                                          -----------    ----------    -----------
Balance, September 30, 1996.............................   $(387,412)    $  203,240    $12,440,245
                                                          -----------    ----------    -----------
  Treasury stock acquired...............................          --             --     (2,068,422)
  Net earnings for the year ended September 30, 1997....          --             --        739,715
  Dividend paid $0.16/share.............................          --             --       (118,903)
  Fair value adjustment of ESOP shares net of taxes of
    $17,846.............................................          --             --         26,769
  Allocated ESOP shares.................................          --             --         68,724
  MSBP shares earned....................................      69,458             --         69,458
  Effect of tax adjustment for vested MSBP shares.......          --             --          3,052
  Net change in unrealized gain on available-for-sale
    securities, net of taxes of $740,337................          --        907,266        907,266
                                                          -----------    ----------    -----------
Balance, September 30, 1997.............................   $(317,954)    $1,110,506    $12,067,904
                                                          -----------    ----------    -----------
                                                          -----------    ----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           FOR THE YEAR ENDED
                                                                                             SEPTEMBER 30,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
Cash flows from operating activities:
  Interest received on loans and investments........................................   $ 5,146,533    $ 5,212,957
  Interest paid.....................................................................    (2,499,878)    (2,532,101)
  Other fees, commissions, and income received......................................       285,085        299,433
  Cash paid to suppliers, employees and others......................................    (1,704,523)    (1,350,252)
  Contributions to charities........................................................       (29,482)        (7,869)
  Income taxes paid.................................................................      (298,000)      (643,219)
  Loans originated for sale.........................................................    (1,744,089)    (2,455,977)
  Proceeds from sale of loans.......................................................     1,742,622      4,487,415
                                                                                       -----------    -----------
     Net cash provided by operating activities......................................       898,268      3,010,387
                                                                                       -----------    -----------

Cash flows from investing activities:
  Purchases of available-for-sale securities........................................    (5,311,916)    (6,547,147)
  Proceeds from maturities of available-for-sale securities.........................     6,074,554      1,356,285
  Purchases of held-to-maturity securities..........................................    (4,755,000)    (4,694,532)
  Proceeds from maturities of held-to-maturity securities...........................     6,641,854      9,295,315
  Loan originations and principal payments on loans, net............................    (1,375,500)    (2,123,430)
  Purchases of property and equipment...............................................      (109,049)       (10,936)
  Proceeds from sale of foreclosed real estate......................................        12,848         17,394
                                                                                       -----------    -----------
     Net cash provided by (used in) investing activities............................     1,177,791     (2,707,051)
                                                                                       -----------    -----------

Cash flows from financing activities:
  Net increase in non-interest bearing demand and savings deposit accounts..........       375,500        398,025
  Net (decrease) increase in time deposits..........................................    (1,722,125)     1,213,396
  Net (decrease) in mortgage escrow funds...........................................       (31,492)       (49,168)
  Dividend on unallocated ESOP shares...............................................        10,322         11,612
  Acquisition of treasury stock.....................................................    (2,068,422)    (1,536,689)
  Acquistion of unearned MSBP shares................................................            --       (453,899)
  Dividends paid....................................................................      (118,902)      (140,029)
                                                                                       -----------    -----------
Net cash used by financing activities...............................................    (3,555,119)      (556,752)
                                                                                       -----------    -----------
Net (decrease) in cash and cash equivalents.........................................    (1,479,060)      (253,416)
Cash and cash equivalents at beginning of year......................................     2,583,654      2,837,070
                                                                                       -----------    -----------
Cash and cash equivalents at end of year............................................   $ 1,104,594    $ 2,583,654
                                                                                       -----------    -----------
                                                                                       -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                                           FOR THE YEAR ENDED
                                                                                             SEPTEMBER 30,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
     Net income.....................................................................   $   739,715    $   558,768
     Adjustments:
       Provision for losses on loans and real estate................................            --          3,725
       Depreciation.................................................................        90,995         83,771
       Federal Home Loan Bank stock dividends.......................................            --        (12,800)
       Reinvested dividends.........................................................        (5,421)        (5,071)
       ESOP fair value adjustment...................................................        26,768         15,426
       Amortization of ESOP compensation............................................        58,403         66,092
       Amortization of MSBP compensation............................................        66,487         66,487
       Tax benefit of MSBP vesting activities.......................................         3,052             --
       Net amortization and accretion of premiums and discounts on
          securities................................................................        28,466         38,211
       Net (gains) on sales of foreclosed real estate...............................       (12,848)       (17,393)
       Net loan fees deferred and amortized.........................................        32,924         14,291
       Net mortgage loan servicing fees deferred....................................         2,112        (11,611)
       Net increase in unearned MSBP shares.........................................         2,971             --
       Contingency recovery.........................................................            --        (81,023)
       (Increase) decrease in:
          Loans held for sale.......................................................       (18,839)     2,014,650
          Accrued interest receivable...............................................        12,780         78,598
          Prepaid income tax........................................................        23,892        (23,892)
          Deferred tax asset........................................................       163,903       (119,721)
          Other assets..............................................................         1,664         (6,639)
       Increase (decrease) in:
          Accrued interest payable..................................................          (983)          (558)
          Accrued income tax........................................................       (13,139)      (115,222)
          Other liabilities.........................................................      (304,634)       464,298
                                                                                       -----------    -----------
          Net cash provided by operating activities.................................   $   898,268    $ 3,010,387
                                                                                       -----------    -----------
                                                                                       -----------    -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
     Federal Home Loan Bank stock dividends.........................................   $        --    $    12,800
     Refinancings of sales of foreclosed real estate................................            --         37,200
     Transfers from loans to real estate acquired through foreclosure...............            --          4,989
     Reinvested dividends...........................................................         5,421          5,071
     Transfer of debt securities to available-for-sale from securities
       held-to-maturity.............................................................            --      2,449,446
     Transfers of loans held for investment to loans held for sale..................            --      2,135,339

  The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following summarizes the significant accounting policies Mississippi View Holding Company (the Company) follows in presenting its financial statements.

     Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Community Federal Savings and Loan Association (the Association). All significant intercompany transactions and balances are eliminated in consolidation. Certain amounts in the financial statements for the prior year have been reclassified to conform to current financial statement presentation.

     Nature of Business--The Company is a unitary thrift holding company whose subsidiary provides financial services. The Association's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential real estate and other consumer loans. At September 30, 1997, the Association operated one retail banking office in Minnesota. The Association is subject to significant competition from other financial institutions, and is also subject to regulation by certain federal regulatory agencies and undergoes periodic examinations by those regulatory agencies.

     Use of Estimates--In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and income and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     A substantial portion of the Association's loans are collateralized by real estate in local markets (see Note 13). In addition, foreclosed real estate is located in the same market area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for losses on loans and foreclosed real estate. These agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Cash Equivalents--Cash equivalents of $300,000 and $1,000,000 at September 30, 1997 and 1996, respectively, consist of certificates of deposit, and funds due from banks. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     Investment Securities--The Company classifies its investments, including debt securities, marketable equity securities, mortgage-backed securities, and mortgage related securities in one of three catagories: held-to-maturity, trading and available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. The Company does not engage in securities trading, therefore, the balance of its debt securities and all equity securities are classified as available-for-sale. The Company classifies debt securities as available-for-sale when it determines that such securities may be sold at a future date or if there are foreseeable circumstances under which the Company would sell such securities.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are included in shareholders' equity as unrealized holding gains or losses net of the related tax effect. Unrealized losses on available-for-sale securities or held-to-maturity securities reflecting a decline in value judged to be other than temporary are charged to income. Realized gains or losses on available-for-sale securities are computed on a specific identification basis.

     Premiums and discounts on debt and mortgage-backed securities are amortized to expense or accreted to income over the estimated life of the respective security using a method that approximates the level yield method.

     The Association, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Des Moines. Because no ready market exists for this stock, and it has no quoted market value, the Association's investment in this stock is carried at cost.

     Loans Held for Sale--Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

     Loans Receivable--Loans receivable that management has the intent and ability to hold for the forseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using the level yield method.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Loans are considered impaired if full principal and interest payments are not anticipated to be made in accordance with the contractual terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such an increase is reported as a component of the provision for loan losses.

     Uncollectible interest on loans contractually past due for three months is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

     Loan origination fees and certain direct origination costs are capitalized with the net fee or cost recognized as an adjustment to interest income using the interest method.

     Mortgage Servicing Rights--The Association adopted Statement of Financial Accounting Standards (SFAS) No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities' for transactions entered into after December 31, 1996. SFAS No. 125 established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) when control is extinguished. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are measured by allocating the carrying amount between the assets sold and the interest retained, based on their relative fair value. The adoption of SFAS No. 125 did not have a material effect on the Association's operations for the year ended September 30, 1997.

     Foreclosed Real Estate--Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related unpaid loan balance or fair value of the property, less estimated costs to sell, at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

     Premises and Equipment--Land is carried at cost. Building, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from five to forty years.

     Income Taxes--Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The effect of a change in the beginning-of-the-year balance of a valuation allowance that results from a change in judgment about the realizability of deferred tax assets is included in income.

     The Company files consolidated income tax returns with the Association and they have entered into a tax sharing agreement which provides that the Association will pay to the Company, or receive a refund from the Company, as if the Associations portion of income tax liability or benefit was separately determined based on the Association's taxable income or loss.

     Earnings Per Share--Earnings per share of common stock has been determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options are regarded as common stock equivalents computed using the treasury stock method. Shares acquired by the employee stock ownership plan are not considered in the weighted average shares outstanding until shares are committed to be released to an employee's individual account or have been earned. The difference between primary and fully diluted earnings per share is not material.

     Treasury Stock--Treasury stock is recorded at cost. In the event of a subsequent reissue, the treasury stock account will be reduced by the cost of such stock on the average cost basis with any excess proceeds credited to addional paid-in capital. Treasury stock is available for general corporate purposes.

     Stock-Based Compensation--SFAS No. 123, 'Accounting for Stock-Based Compensation,' establishes a new fair value-based accounting method for stock-based compensation plans. As permitted by SFAS No. 123, management has elected to continue measuring compensation costs based on the intrinsic value method as prescribed by APB Opinion No. 25, 'Accounting for Stock Issued to Employees.' See Footnote No. 10 for proforma disclosure of net income and earnings per share as if the fair value method had been adopted.

     Fair Values of Financial Instruments--SFAS No. 107, 'Disclosures about Fair Value of Financial Instruments,' requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimated cannot be substantiated by comparison to to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures, as presented in Note 12:

          Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximates fair value.

          Debt and equity securities: Fair values for debt and equity securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          FHLB stock: The carrying amount of FHLB stock approximates fair value.

          Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality giving consideration to estimated prepayment and credit loss factors. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

          Accrued interest receivable: The carrying amount of accrued interest receivable approximates fair value.

          Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.

          Advance payments by borrowers for taxes and insurance (escrow accounts): The carrying amount of escrow accounts approximate fair value.

          Loan commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The carrying value and fair value of commitments to extend credit are not considered material for disclosure.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

NOTE 2. DEBT AND EQUITY SECURITIES

     The amortized costs and fair values of debt and equity securities are summarized as follows:

                                                                   GROSS         GROSS
                                                   AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                     COST          GAINS         LOSSES         VALUE
                                                  -----------    ----------    ----------    -----------
SEPTEMBER 30, 1997:
Securities available-for-sale:
  Debt securities:
     U.S. Government and agency obligations....   $ 8,566,851    $   36,481     $(12,322)    $ 8,591,010
     Mortgage-backed securities................     2,401,673        11,657          (19)      2,413,311
                                                  -----------    ----------    ----------    -----------
          Subtotal.............................    10,968,524        48,138      (12,341)     11,004,321
                                                  -----------    ----------    ----------    -----------
Equity securities:
  Mutual fund..................................        92,325           596           --          92,921
  Stock in FHLMC...............................        51,653     1,814,449           --       1,866,102
                                                  -----------    ----------    ----------    -----------
          Subtotal.............................       143,978     1,815,045           --       1,959,023
                                                  -----------    ----------    ----------    -----------
  Total........................................   $11,112,502    $1,863,183     $(12,341)    $12,963,344
                                                  -----------    ----------    ----------    -----------
                                                  -----------    ----------    ----------    -----------
Securities held-to-maturity:
  Certificates of deposit......................   $ 4,755,000    $       --     $     --     $ 4,755,000
  Mortgage-backed securities...................     2,650,466        87,715      (22,867)      2,715,314
                                                  -----------    ----------    ----------    -----------
  Total........................................   $ 7,405,466    $   87,715     $(22,867)    $ 7,470,314
                                                  -----------    ----------    ----------    -----------
                                                  -----------    ----------    ----------    -----------
SEPTEMBER 30, 1996:
Securities available-for-sale:
  Debt securities:
     U.S. Government and agency obligations....   $10,361,165    $   21,133     $(47,513)    $10,334,785
     Mortgage-backed securities................     1,396,690            --      (19,107)      1,377,583
                                                  -----------    ----------    ----------    -----------
          Subtotal.............................    11,757,855        21,133      (66,620)     11,712,368
                                                  -----------    ----------    ----------    -----------
  Equity securities:
     Mutual fund...............................        86,903            --          (33)         86,870
     Stock in FHLMC............................        51,653       384,254           --         435,907
                                                  -----------    ----------    ----------    -----------
          Subtotal.............................       138,556       384,254          (33)        522,777
                                                  -----------    ----------    ----------    -----------
     Total.....................................   $11,896,411    $  405,387     $(66,653)    $12,235,145
                                                  -----------    ----------    ----------    -----------
                                                  -----------    ----------    ----------    -----------
Securities held-to-maturity:
  U.S. Government and agency obligations.......   $ 1,749,672    $      172     $ (2,031)    $ 1,747,813
  Certificates of deposit......................     4,065,000            --           --       4,065,000
     Mortgage-backed securities................     3,479,420        75,648      (47,140)      3,507,928
                                                  -----------    ----------    ----------    -----------
  Total........................................   $ 9,294,092    $   75,820     $(49,171)    $ 9,320,741
                                                  -----------    ----------    ----------    -----------
                                                  -----------    ----------    ----------    -----------

     There were no sales of securities during the two years ended September 30, 1997 and 1996.

     The amortized cost and estimated market value of debt securities at September 30, 1997, by contractual maturity, are shown below. Mortgage-backed securities have been aggregated and disclosed separately, rather

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

NOTE 2. DEBT AND EQUITY SECURITIES--(CONTINUED) than allocated over several maturity groupings, since they lack a single maturity date and because borrowers retain the right to prepay the obligation.

                                                              HELD-TO-MATURITY            AVAILABLE-FOR-SALE
                                                          ------------------------    --------------------------
                                                                        ESTIMATED                     ESTIMATED
                                                          AMORTIZED        FAIR        AMORTIZED        FAIR
                                                             COST         VALUE          COST           VALUE
                                                          ----------    ----------    -----------    -----------
Due in one year or less................................   $       --    $       --    $ 5,200,006    $ 5,214,434
Due from one to five years.............................           --            --      2,510,207      2,528,845
Due from five to ten years.............................           --            --        501,291        501,961
Due after ten years....................................           --            --        355,347        345,770
                                                          ----------    ----------    -----------    -----------
  Subtotal.............................................           --            --      8,566,851      8,591,010
Mortgage-backed securities.............................    2,650,466     2,715,314      2,401,673      2,413,311
                                                          ----------    ----------    -----------    -----------
  Total................................................   $2,650,466    $2,715,314    $10,968,524    $11,004,321
                                                          ----------    ----------    -----------    -----------
                                                          ----------    ----------    -----------    -----------

NOTE 3. LOANS RECEIVABLE

     Loans receivable at September 30, 1997 and 1996 consist of the following:

                                                                     1997           1996
                                                                  -----------    -----------
Secured by 1-4 family residences...............................   $39,863,763    $37,623,209
Secured by other real estate...................................     2,831,392      3,964,195
Construction...................................................       953,265        626,900
Consumer and other.............................................     2,053,921      1,916,165
Loans secured by deposits......................................       212,790        281,115
                                                                  -----------    -----------
  Total loans receivable.......................................    45,915,131     44,411,584
Less:
  Undisbursed portion of mortgage loans........................      (309,781)      (227,762)
  Allowance for loan losses....................................      (861,170)      (877,094)
  Deferred loan fees...........................................      (269,371)      (236,447)
                                                                  -----------    -----------
     Loans receivable, net.....................................   $44,474,809    $43,070,281
                                                                  -----------    -----------
                                                                  -----------    -----------

     A summary of the activity in the allowance for loan losses is as follows:

                                                                             YEARS ENDED
                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1997        1996
                                                                         --------    --------
Balance, beginning of period..........................................   $877,094    $962,086
Provision for losses..................................................         --       3,725
Charge offs...........................................................    (17,017)    (92,213)
Recoveries............................................................      1,093       3,496
                                                                         --------    --------
Balance, end of period................................................   $861,170    $877,094
                                                                         --------    --------
                                                                         --------    --------

     In the ordinary course of business, the Association has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $124,000 and $140,000 at September 30, 1997 and 1996, respectively.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4. FORECLOSED REAL ESTATE

     Foreclosed real estate acquired in settlement of loans consists of the following:

                                                                                      SEPTEMBER 30,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Real estate acquired by foreclosure.............................................   $ 15,700    $ 15,700
Less allowance for losses.......................................................     15,700      15,700
                                                                                   --------    --------
  Foreclosed real estate, net...................................................   $     --    $     --
                                                                                   --------    --------
                                                                                   --------    --------

     Activity in the allowance for losses on foreclosed real estate is as follows:

                                                                                       YEARS ENDED
                                                                                      SEPTEMBER 30,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Beginning balance...............................................................   $ 15,700    $ 25,187
Provision charged to income.....................................................         --          --
Charge-offs.....................................................................         --      (9,487)
Recoveries......................................................................         --          --
                                                                                   --------    --------
Ending balance..................................................................   $ 15,700    $ 15,700
                                                                                   --------    --------
                                                                                   --------    --------

NOTE 5. LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of loans serviced for others was $2,351,000 and $2,823,000 at September 30, 1997 and 1996, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $4,700 and $13,300 at September 30, 1997 and 1996, respectively.

     Capitalized mortgage servicing rights included in other assets are summarized as follows:

                                                                                       YEARS ENDED
                                                                                      SEPTEMBER 30,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Beginning balance, net of accumulated amortization..............................   $ 11,600    $     --
Amounts capitalized.............................................................         --      12,700
Amortization....................................................................      2,100       1,100
Valuation adjustments...........................................................         --          --
                                                                                   --------    --------
Balance, end of period..........................................................   $  9,500    $ 11,600
                                                                                   --------    --------
                                                                                   --------    --------

NOTE 6. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30, 1997 and 1996 is summarized as follows:

                                                                                     1997        1996
                                                                                   --------    --------
Investment securities...........................................................   $152,279    $164,382
Mortgage-backed securities......................................................     38,569      41,500
Loans receivable................................................................    246,700     244,445
                                                                                   --------    --------
  Total.........................................................................   $437,548    $450,327
                                                                                   --------    --------
                                                                                   --------    --------

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7. PREMISES AND EQUIPMENT

     Premises and equipment at September 30, 1997 and 1996 consists of the following:

                                                                                  1997          1996
                                                                               ----------    ----------
Land........................................................................   $   98,840    $   98,840
Office building.............................................................      797,008       790,702
Furniture and equipment.....................................................      541,618       463,914
                                                                               ----------    ----------
  Total.....................................................................    1,437,466     1,353,456
Less accumulated depreciation...............................................     (630,566)     (564,610)
                                                                               ----------    ----------
  Premises and equipment, net...............................................   $  806,900    $  788,846
                                                                               ----------    ----------
                                                                               ----------    ----------

NOTE 8. DEPOSITS

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,489,000 and $2,434,000 at September 30, 1997
and 1996, respectively. Deposited amounts in excess of $100,000 per account are not insured by the Savings Association Insurance Fund.

     At September 30, 1997, the scheduled maturities of time deposits, for the fiscal years ended, are as follows:

1998.................................................................   $27,624,960
1999.................................................................     8,424,248
2000.................................................................        99,744
2001.................................................................       101,059
Thereafter...........................................................            --
                                                                        -----------
  Total..............................................................   $36,250,011
                                                                        -----------
                                                                        -----------

     Deposits by related parties were approximately $1,014,000 and $803,000 at September 30, 1997 and 1996, respectively.

     The Association provides collateral to various local governmental units as required by State statute on savings and certificate accounts with balances greater than $100,000. The collateral pledged against these deposits consisted of mortgage-backed securities totaling $961,363 and $1,101,623 as of September 30, 1997 and 1996, respectively.

NOTE 9. INCOME TAXES

     Income tax expense (benefit) applicable to operations include current and deferred taxes as follows:

                                                                                      YEARS ENDED
                                                                                     SEPTEMBER 30,
                                                                                ----------------------
                                                                                  1997          1996
                                                                                --------      --------
CURRENT
  Federal....................................................................   $279,700      $367,539
  State......................................................................     93,750       126,283
                                                                                --------      --------
     Subtotal................................................................    373,450       493,822
                                                                                --------      --------
DEFERRED
  Federal....................................................................     63,310       (89,790)
  State......................................................................     21,102       (29,932)
                                                                                --------      --------
     Subtotal................................................................     84,412      (119,722)
                                                                                --------      --------
Total income tax provision...................................................   $457,862      $374,100
                                                                                --------      --------
                                                                                --------      --------

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. INCOME TAXES--(CONTINUED)
     The State of Minnesota follows the Internal Revenue Code for the determination of taxable income in connection with temporary differences. The State portion of deferred tax assets and liabilities is approximately 25%. Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities that create deferred tax assets and liabilities are as follows:

                                                                                     SEPTEMBER 30,
                                                                                -----------------------
                                                                                   1997         1996
                                                                                ----------    ---------
Deferred tax assets:
  General loan loss allowance................................................   $  278,044    $ 350,838
  Deferred loan fees.........................................................      107,748       94,579
  Deferred compensation......................................................      140,875      129,278
  Accrual adjustments........................................................       16,847           --
  SAIF assessment............................................................           --      145,023
                                                                                ----------    ---------
                                                                                   543,514      719,718
Less valuation allowance.....................................................      (68,679)    (162,000)
                                                                                ----------    ---------
  Subtotal...................................................................      474,835      557,718
                                                                                ----------    ---------
Deferred tax liabilities:
  Excess tax reserves........................................................      115,768      115,768
  Unrealized gains on available-for-sale securities..........................      740,337      135,494
  FHLB stock dividends.......................................................       99,680       99,680
  Mortgage servicing assets..................................................        3,800        4,644
  Depreciation and basis adjustment..........................................       40,604       38,229
                                                                                ----------    ---------
  Subtotal...................................................................    1,000,189      393,815
                                                                                ----------    ---------
                                                                                ----------    ---------
Net deferred tax (liability) asset...........................................   $ (525,354)   $ 163,903
                                                                                ----------    ---------
                                                                                ----------    ---------

     The Association has paid sufficient income taxes in prior carryback years which would enable it to recover the balance of the net deferred tax assets, therefore, no additional valuation allowance was required at September 30, 1997 and 1996.

     Actual income tax expense varied from 'expected' tax expense (computed by applying the United States federal corporate income tax rate of 34 percent to earnings before taxes) as follows:

                                                                                      YEARS ENDED
                                                                                     SEPTEMBER 30,
                                                                                ----------------------
                                                                                  1997          1996
                                                                                --------      --------
Computed 'expected' tax expense:.............................................   $407,000      $317,200
Increase (reduction) in income tax resulting from:
  State income taxes, net of federal tax benefit.............................     76,000        63,600
  Other (net)................................................................    (25,138)       (6,700)
                                                                                --------      --------
Total income tax expense.....................................................   $457,862      $374,100
                                                                                --------      --------
                                                                                --------      --------

     Savings and loan associations were allowed a bad debt deduction, in determining income tax for tax purposes, based on specified experience formulas or a percentage of taxable income before such deduction. On August 21, 1996 legislation was signed into law which repealed the percentage of taxable income method for the tax bad debt deduction. The repeal is effective for the Association's taxable year beginning October 1, 1996. In addition, the legislation requires the Association to include in taxable income its tax bad debt reserves in excess of its base year reserves (pre-1988 reserves) over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for the tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of base year have been recorded as temporary differences, this change in the tax law will not effect the Company's statement of operations.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9. INCOME TAXES--(CONTINUED)
     Retained earnings at September 30, 1996, includes approximately $1,459,000 of pre-1988 reserves, for which no deferred income tax liability, approximately $584,000, has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

NOTE 10. EMPLOYEE BENEFIT PLANS

  Salary Continuation Plan

     The Association has adopted a directors' consultation and retirement plan. Benefits related to services are expensed under the plan vesting schedule. The Association adopted an insured executive supplemental retirement plan and the estimated benefits will be accrued over the expected remaining years of employment. The compensation expense related to these plans amounted to $31,663 and $29,892 for the years ended September 30, 1997 and 1996, respectively.

  Salary Reduction Plan

     The Association maintains a salary reduction plan (401(k) Plan) which covers qualifying all full time employees. Company contributions are determined anually by the Board of Directors. The Company's expense related to this plan was $-0- and $1,042 for the years ended September 30, 1997 and 1996, respectively.

  Employee Stock Ownership Plan

     The Association established an Employee Stock Ownership Plan (ESOP) covering all employees over the age of 21, with at least one year of service who work at least 1,000 hours during the plan year. The ESOP borrowed funds from the Company to purchase a total of 80,639 shares of the Company's common stock. The loan is collateralized by the common stock. Contributions by the Association are used to repay the loan with shares being released from the Company's lien proportional to the loan repayment. Annually, on December 31, the released shares are allocated to the participants in the same proportion as their wages bear to the total compensation of all of the participants.

     The Company presents these financial statements in accordance with the AICPA Statement of Position (SOP) No. 93-6, 'Employers' Accounting for Employee Stock Ownership Plans.' The price of the shares issued and unreleased are charged to unearned compensation, a contra-equity account, and shares released are reported as compensation expense equal to the current market value price of the released shares. Dividends paid on allocated shares are charged to retained earnings and those on unallocated shares are charged to expense.

     The following table presents the components of the ESOP shares:

                                                                                      SEPTEMBER 30,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
Allocated shares................................................................     16,128       8,064
Commited to be released shares..................................................      6,048       6,048
Unreleased shares...............................................................     58,463      66,527
                                                                                   --------    --------
Total ESOP shares...............................................................     80,639      80,639
                                                                                   --------    --------
                                                                                   --------    --------
Fair value of unreleased shares.................................................   $993,871    $848,219
                                                                                   --------    --------
                                                                                   --------    --------
Compensation expense recorded...................................................   $105,127    $ 94,003
                                                                                   --------    --------
                                                                                   --------    --------

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS--(CONTINUED)
  Management Stock Bonus Plan (MSBP)

     The Company has adopted a MSBP for directors and management to enable the Association to attract and retain experienced and capable personnel in key positions of responsibility. A total of 29,224 shares were awarded in the form of restricted stock payable over a five year vesting period and 11,095 shares were reserved for future awards. The Company acquired the MSBP shares in fiscal 1996 in an open market purchase at a cost of $458,629, which was initially recorded as unearned compensation in a contra shareholders' equity account. The Company recognizes compensation expense pro rata over the vesting period which amounted to $66,663 and $66,487 for fiscal 1997 and 1996, respectively.

  Stock Option Plan

     In September, 1995 the Company adopted a stock option plan, the 1995 Stock Option Plan (the SOP). During 1995, options exercisable for 73,072 shares of the Company's common stock were granted to certain officers and directors at an exercise price of $11.375 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In January 1997, a second option plan, the 1997 Stock Option and Incentive Plan was adopted. In 1997, options exercisable for 63,636 shares of the Company's common stock were granted to certain officers and directors at an exercise price of $13.00 per share. The options vest over a two year period and may be exercised within 10 years of the grant date. All options granted in the 1997 Stock Option Plan have dividend equivalent rights associated with such options.

     The Company uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the fixed option plan. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for the Company's stock-based plans been determined in accordance with the fair value method recommended by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                                     1997        1996
                                                                                   --------    --------
Net income:
  As reported...................................................................   $739,715    $558,768
  Pro forma.....................................................................    614,602     519,471
Earnings per common share and common share equivalent:
  As reported...................................................................   $   0.96    $   0.66
  Pro forma.....................................................................       0.82        0.61

     The above disclosed pro forma effects of applying SFAS No. 123, to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

     The fair value for each option grant is estimated on the date of the grant using the Black Scholes Model. The model incorporates the following assumptions:

                                                                                       1997      1996
                                                                                      ------    ------
Risk-free interest rate............................................................    5.60%     6.08%
Expected life......................................................................   10 Yrs.   10 Yrs.
Expected volatility................................................................   19.00%    20.00%
Expected dividends.................................................................    2.00%      None

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS--(CONTINUED)
     The fair value of the granted 1995 options granted in 1995 was $4.48 per option. The fair value of the options granted in 1997 was $3.51 per options. A summary of stock option activity under the SOP's are detailed below:

                                                                                                   WEIGHTED
                                                                        OPTIONS                    AVERAGE
                                                                       AVAILABLE      OPTIONS      EXERCISE
                                                                       FOR GRANT    OUTSTANDING     PRICE
                                                                       ---------    -----------    --------
September 30, 1994..................................................       None          None           --
Plan adopted........................................................    100,799            --      $11.375
Granted September 27, 1995..........................................    (73,072)       73,072       11.375
                                                                       ---------    -----------    --------
September 30, 1995..................................................     27,727        73,072       11.375
Exercised...........................................................         --            --           --
Forfeited...........................................................         --            --           --
                                                                       ---------    -----------    --------
September 30, 1996..................................................     27,727        73,072       11.375
Plan adopted........................................................     87,771            --       13.000
Granted January 22, 1997............................................    (63,636)       63,636       13.000
Exercised...........................................................         --            --           --
Forfeited...........................................................         --            --           --
                                                                       ---------    -----------    --------
September 30, 1997..................................................     51,862       136,708      $12.131
                                                                       ---------    -----------    --------
                                                                       ---------    -----------    --------

     The following table summarizes information about stock options outstanding at September 30, 1997:

           OPTIONS OUTSTANDING
------------------------------------------
                             WEIGHTED AVG.          OPTIONS
                               REMAINING          EXERCISABLE
  NUMBER        EXERCISE      CONTRACTUAL      ------------------
OUTSTANDING      PRICE       LIFE IN YEARS     NUMBER      PRICE
-----------     --------     -------------     ------     -------
   73,072       $ 11.375        8.0 Yrs.       29,224     $11.375
   63,636       $ 13.000        9.1 Yrs.       31,813     $13.000
-----------                                    ------
  136,708                                      61,037
-----------                                    ------
-----------                                    ------

NOTE 11. COMMITMENTS

     Loans serviced for FNMA, in the amount of $480,474 at September 30, 1997, were sold subject to recourse provisions which require the Association to buy back any loan which is delinquent more than ninety days. The Association also sold loans and related servicing subject to recourse provisions which expire in March 1998 in the amount of $910,350 at September 30, 1997. The Association has not incurred any losses on loans sold with recourse provisions.

NOTE 12. FINANCIAL INSTRUMENTS

     The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet.

     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12. FINANCIAL INSTRUMENTS--(CONTINUED)
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit which represent credit risk totaled $660,750 for loans ($481,650 at fixed rates and $179,100 at adjustable rates) and $1,292,196 unused lines of credit at September 30, 1997.

     Commitments to sell loans amounted to $237,300 at September 30, 1997.

     The estimated fair values of the Company's financial instruments are as follows:

                                                 SEPTEMBER 30, 1997            SEPTEMBER 30, 1996
                                             --------------------------    --------------------------
                                              CARRYING         FAIR         CARRYING         FAIR
                                               AMOUNT          VALUE         AMOUNT          VALUE
                                             -----------    -----------    -----------    -----------
Financial assets:
  Cash and cash equivalents...............   $ 1,104,594    $ 1,104,594    $ 2,583,654    $ 2,583,654
  Investment securities...................    20,368,810     20,433,657     21,529,237     21,555,886
  FHLB stock..............................       650,700        650,700        650,700        650,700
  Loans receivable........................    44,610,359     46,246,918     43,248,944     44,201,216
  Accrued interest receivable.............       437,548        437,548        450,327        450,327
Financial liabilities:
  Deposits................................    55,183,587     55,209,196     56,531,194     56,538,374
  Advance payments by borrowers
     (escrows)............................       107,038        107,038        138,530        138,530

NOTE 13. SIGNIFICANT GEOGRAPHIC CONCENTRATION OF CREDIT RISK

     A significant portion of the Association's loans receivable are to borrowers located in Little Falls, Minnesota, and the surrounding counties. This geographic concentration amounted to approximately 95% of the total loans receivable balance for the years ended September 30, 1997 and 1996.

NOTE 14. STOCKHOLDERS EQUITY AND REGULATORY MATTERS

     On March 23, 1995, the Association converted from a mutual association to a stock association pursuant to a Plan of Conversion, (the Conversion) via the issuance of common stock. In conjunction with the Conversion, the Company sold 1,007,992 shares of common stock which, after giving effect to offering expenses of $471,714, resulted in net proceeds of $7.6 million which included an order for 20,159 shares of stock in the amount of $161,272 from the Employee Stock Ownership Plan (ESOP). Pursuant to the Conversion, the Association transferred all of its outstanding shares to its newly organized holding company. On March 24, 1995 the Association's ESOP purchased an additional 60,480 shares in the open market, in the amount of $529,200. The ESOP's purchases were funded through a loan from the Company.

     Upon the Conversion, the preexisting liquidation rights of the mutual stock association members were unchanged. Such rights will be accounted for by the Company for the benefit of such depositors in proportion to their liquidation interests as of either the Eligibility Record Date or the Supplemental Eligibility Record Date as defined in the Conversion.

     Subsequent to the Conversion, neither the Company nor the Association may declare or pay cash dividends on any of their shares of common stock if the effect would be to reduce shareholders' equity below applicable regulatory capital requirements or if such declaration of payment would otherwise violate regulatory requirements.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14. STOCKHOLDERS EQUITY AND REGULATORY MATTERS--(CONTINUED)

     The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulation), to risk-weighted assests (as defined), and of tangible and Tier 1 capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 1997, that the Association meets all of capital adequacy requirements to which it is subject.

     As of September 30, 1997 and 1996, the most recent notification from the OTS categorized the Association as 'well capitalized' under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

     The Association's actual regulatory capital amounts, with reconcilation to the Company's capital investment in the Association determined in accordance with generally accepted accounting principles (GAAP), and ratios as of September 30, 1997 and 1996, are also presented in the following tables (in thousands):

                                                                                              TO BE WELL
                                                                                           CAPITALIZED UNDER
                                                                         FOR CAPITAL       PROMPT CORRECTIVE
                                                      ACTUAL          ADEQUACY PURPOSES    ACTION PROVISION
                                                ------------------    -----------------    -----------------
                                                AMOUNT     PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                                -------    -------    ------    -------    ------    -------
GAAP capital, September 30, 1997.............   $11,998
Less: Unrealized gains on securities
  available-for-sale.........................    (1,111)
Excess mortgage servicing rights.............        (1)
                                                -------
Tangible capital and ratio to adjusted total
  assets.....................................   $10,886      16.3%    $1,000      1.50%
                                                -------    -------    ------    -------
Tier 1 (Core) capital and ratio to adjusted
  total assets...............................   $10,886      16.3%    $2,000       3.0%    $3,335       5.0%
                                                -------    -------    ------    -------    ------    -------
Tier 1 capital and ratio to risk-weighted
  assets.....................................   $10,886      31.9%    $1,365       4.0%    $2,047       6.0%
                                                -------    -------    ------    -------    ------    -------
Tier 2 capital, allowance for loan losses....       432
                                                -------
Total risk-based capital and ratio to risk-
  weighted assets, September 30, 1997........   $11,318      33.2%    $2,730       8.0%    $3,412      10.0%
                                                -------    -------    ------    -------    ------    -------
                                                -------    -------    ------    -------    ------    -------

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 14. STOCKHOLDERS EQUITY AND REGULATORY MATTERS--(CONTINUED)

                                                                                              TO BE WELL
                                                                                           CAPITALIZED UNDER
                                                                         FOR CAPITAL       PROMPT CORRECTIVE
                                                      ACTUAL          ADEQUACY PURPOSES    ACTION PROVISION
                                                ------------------    -----------------    -----------------
                                                AMOUNT     PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                                -------    -------    ------    -------    ------    -------
GAAP capital, September 30, 1996.............   $10,643
Less: Unrealized gains on securities
  available-for-sale.........................      (238)
Excess mortgage servicing rights.............        (1)
                                                -------
Tangible capital and ratio to adjusted total
  assets.....................................   $10,404      14.9%    $1,046      1.50%
                                                -------    -------    ------    -------
Tier 1 (Core) capital and ratio to adjusted
  total assets...............................   $10,404      14.9%    $2,092       3.0%    $3,487       5.0%
                                                -------    -------    ------    -------    ------    -------
Tier 1 capital and ratio to risk-weighted
  assets.....................................   $10,404      30.5%    $1,366       4.0%    $2,049       6.0%
                                                -------    -------    ------    -------    ------    -------
Tier 2 capital, allowance for loan losses....       430
                                                -------
Total risk-based capital and ratio to risk-
  weighted assets, September 30, 1996........   $10,834      31.7%    $2,733       8.0%    $3,416      10.0%
                                                -------    -------    ------    -------    ------    -------
                                                -------    -------    ------    -------    ------    -------

NOTE 15. EFFECTS OF NEW FINANCIAL ACCOUNTING STANDARDS

     SFAS No. 128, 'Earnings Per Share'--issued February 1997, establishes standards for computing and presenting earnings per share (EPS). It simplifies prior standards by replacing primary earnings per share with basic earnings per share and by altering the calculation of diluted EPS, which replaces fully diluted EPS. SFAS No. 128 is effective for financial statements issued after December 15, 1997, including interim periods.

     SFAS No. 130, 'Reporting Comprehensive Income'--issued June 1997, establishes standards for reporting and displaying comprehensive income and its components in general-purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This statement requires entities to display comprehensive income and its components in the financial statements with presentation of the accumulated balances of other comprehensive income reported in stockholders' equity separately from retained earnings and additional paid-in capital. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods that are presented for comparative purposes is required.

     SFAS No. 131, 'Disclosures about Segments of Enterprise and Related Information'--issued June 1997, requires public business enterprises to report information about their operating segments in a complete set of financial statements to shareholders. This statement also requires entities to report enterprise-wide information about their products and services, their activities in different geographic areas, and their reliance on major customers. Certain segment information is also to be reported in interim financial statements. The basis for determining an enterprise's operating segments is the manner in which management operates the business. Specifically, financial information is required to be reported on the basis that it is used internally by the enterprise's chief operating decision maker in making decisions related to resource allocation and segment performance. SFAS No. 131 is effective for financial statements for years beginning after December 31, 1997.

     Management believes adoption of the above-described Statements will not have a material effect on financial position and the results of operations, nor will adoption require additional capital resources.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16. PARENT ONLY CONDENSED FINANCIAL INFORMATION

     This information should be read in conjunction with the other Notes to Consolidated Financial Statements. On March 23, 1995 the Company issued $7.6 million of common stock and contributed one-half of the net proceeds to the Association as equity capital. Shareholders' equity differs from the consolidated statements primarily by the amount of consolidating ESOP adjustments.

                        STATEMENT OF FINANCIAL CONDITION

                                                                                            SEPTEMBER 30,
                                                                                      --------------------------
                                                                                         1997           1996
                                                                                      -----------    -----------
                                      ASSETS
Cash and cash equivalents..........................................................   $    24,203    $    61,525
Investment in Association subsidiary...............................................    11,998,136     10,642,889
Loan to Association subsidiary.....................................................        65,000      1,725,000
Loan to Association ESOP...........................................................       542,056        609,813
Tax benefit due from subsidiary....................................................        40,781         33,235
          Total....................................................................    12,670,176     13,072,462

                        LIABILITIES AND SHAREHOLDERS EQUITY
Other liabilities..................................................................   $   111,961    $    70,210
Shareholders' equity...............................................................    12,558,215     13,002,252
          Total....................................................................   $12,670,176    $13,072,462

                              STATEMENT OF INCOME

                                                                                          FOR THE YEAR ENDED
                                                                                            SEPTEMBER 30,
                                                                                      --------------------------
                                                                                         1997           1996
                                                                                      -----------    -----------
Interest from:
  Association's subsidiary loan....................................................   $    80,148    $   151,949
  Association's ESOP loan..........................................................        47,137         54,101
  Dividends from Association subsidiary............................................       450,000        200,000
                                                                                      -----------    -----------
          Total income.............................................................       577,285        406,050
Expenses:
  Non-interest expenses............................................................       272,672        234,402
  Income tax (benefit).............................................................       (58,435)       (11,679)
                                                                                      -----------    -----------
          Total expenses...........................................................       214,237        222,723
                                                                                      -----------    -----------
Income before equity in undistributed net income of Association subsidiary.........       363,048        183,327
Equity in undistributed net income of Association subsidiary.......................       828,442        577,217
                                                                                      -----------    -----------
Net income.........................................................................   $ 1,191,490    $   760,544
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16. PARENT ONLY CONDENSED FINANCIAL INFORMATION--(CONTINUED)
                            STATEMENT OF CASH FLOWS

                                                                                           FOR THE YEAR ENDED
                                                                                             SEPTEMBER 30,
                                                                                       --------------------------
                                                                                          1997           1996
                                                                                       -----------    -----------
Net income..........................................................................   $ 1,191,490    $   760,544
Adjustments:
  Equity in undistributed net income of subsidiary..................................      (828,442)      (577,217)
  ESOP fair value adjustment, net of taxes..........................................        26,768         15,426
  Increase in income tax benefit due from subsidiary................................        (3,499)       (33,235)
  Increase in deferred income taxes.................................................        (4,047)            --
  (Decrease) in accrued income taxes................................................            --           (160)
  Increase in other liabilities.....................................................        41,750         70,210
                                                                                       -----------    -----------
Net cash provided by operations.....................................................       424,020        235,568
                                                                                       -----------    -----------
Cash flows from investing activities:
  Subsidiary loan proceeds..........................................................     1,660,000      1,375,000
  Purchase of treasury stock........................................................    (2,068,422)    (1,536,689)
                                                                                       -----------    -----------
  Net cash used in investing activities.............................................      (408,422)      (161,689)
                                                                                       -----------    -----------
Cash flows from financing activities:
  Payment of cash dividend..........................................................      (120,677)      (141,804)
  Principal received on ESOP loan...................................................        67,757         80,660
                                                                                       -----------    -----------
Net cash used in financing activities...............................................       (52,920)       (61,144)
                                                                                       -----------    -----------
(Decrease) increase in cash and cash equivalents....................................       (37,322)        12,735
Cash and cash equivalents
  Beginning of year.................................................................        61,525         48,790
                                                                                       -----------    -----------
  End of year.......................................................................   $    24,203    $    61,525
                                                                                       -----------    -----------
                                                                                       -----------    -----------

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                         REGISTRAR AND TRANSFER COMPANY

 By Mail/Overnight Delivery:                             By Hand Only:
      10 Commerce Drive                          c/o The Depository Trust Co.
 Cranford, New Jersey 07016                           Transfer Agent Drop
                                                   55 Water Street, 1st Floor
                                                  New York, New York 10041-0099



                           By Facsimile Transmission:
                          (Eligible Institutions Only)
                                 (908) 497-2313

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                          MACKENZIE PARTNERS, INC. LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)


                                 Call Toll Free
                                 (800) 322-2885